Exhibit 10.1

EXECUTION VERSION

PURCHASE AGREEMENT

Dated as of February 2, 2007

by and between

NATIONWIDE FINANCIAL SERVICES, INC.

and

NATIONWIDE CORPORATION

ARTICLE I	CERTAIN DEFINITIONS	5

1.1	Definitions	5

ARTICLE II	PURCHASE AND SALE; CLOSING; DETERMINATION OF PURCHASE PRICE	12

2.1	Purchase and Sale	12
2.2	Closing	12
2.3	Purchase Price	12
2.4	Determination of Estimated Purchase Price	13
2.5	Determination of Purchase Price.	13
2.6	Adjustment	15

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF NW CORP.	15

3.1	Capacity of NW Corp	15
3.2	Authority Relative to this Agreement	15
3.3	No Violation	16
3.4	Organization, Qualification of the Applicable Entities	16
3.5	No Subsidiaries of Applicable Entities; Investments	16
3.6	Capitalization of Applicable Entities; Title to the Interests	16
3.7	Employment and Employee Benefits Matters; Severance	17
3.8	No Conflict; Government Filings	18
3.9	Financial Statements	19
3.10	Sufficiency of Assets	20
3.11	Compliance with Laws; Permits.	20
3.12	Litigation	21
3.13	Labor Relations and Employment	21
3.14	Broker’s or Finder’s Fees	22
3.15	Non-Acquisition Assets and Liabilities	22

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF NFS	22

4.1	Capacity of NFS	22
4.2	Validity and Execution of Agreement	22
4.3	No Conflict	22
4.4	Broker’s or Finder’s Fees	23
4.5	Litigation	23
4.6	Investment Representation	23
4.7	No Disqualification	23
4.8	Safe Harbor	23
4.9	Financing	23

ARTICLE V	PRE-CLOSING COVENANTS OF NW CORP.	24

5.1	General	24

5.2	Notices and Consents	24
5.3	Conduct of Business	24
5.4	Notice of Developments	25
5.5	Exclusivity	25
5.6	Maintenance of Records	25
5.7	Compliance with Laws	25
5.8	NWD Fund Consents.	25
5.9	Proxy Materials; Supplemental Prospectuses.	26
5.10	Transfer of the Gartmore SA Transferred Assets and Assumption of Gartmore SA Assumed Liabilities.	27
5.11	Conversion of Gartmore Distribution Services; Merger of Gartmore Investors Services; Gartmore MF Capital Trust Tax Election.	27
5.12	Transition Services Agreement	28
5.13	2006 Audited Financials	28
5.14	River Road Sublease	28

ARTICLE VI	PRE-CLOSING COVENANTS OF NFS	29

6.1	General	29
6.2	Notice of Developments	29
6.3	Notices and Consents	29
6.4	Proxy Materials; Supplemental Prospectuses	29

ARTICLE VII	CONDITIONS TO OBLIGATIONS OF NW CORP.	29

7.1	Accuracy of Representations and Warranties	29
7.2	Performance by NFS	30
7.3	Legal Challenge	30
7.4	Approvals; No Prohibition	30

ARTICLE VIII	CONDITIONS TO OBLIGATIONS OF NFS	30

8.1	Accuracy of Representations and Warranties	30
8.2	Performance by NW Corp	30
8.3	Legal Challenge	30
8.4	Approvals; No Prohibition	30
8.5	Transfer of the Gartmore SA Transferred Assets	31
8.6	NWD Fund Consents	31
8.7	No NWD Material Adverse Effect	31
8.8	Gartmore Distribution Services Conversion and Gartmore Investors Services Merger	31

ARTICLE IX	ACTIONS AT THE CLOSING BY NW CORP.	31

9.1	Closing Deliveries of NW Corp	31

ARTICLE X	ACTIONS AT THE CLOSING BY NFS	32

10.1	Closing Deliveries of NFS	32

ARTICLE XI	TAX MATTERS	32

11.1	Payment of Transaction Taxes	32
11.2	Cooperation	32
11.3	Indemnification	32
11.4	Tax Returns	33
11.5	Taxes for Short Taxable Year	33
11.6	Tax Treatment; Allocation of the Purchase Price.	33
11.7	Contest Provisions	34

ARTICLE XII	TERMINATION AND REMEDIES	35

12.1	Termination of Agreement	35

ARTICLE XIII	GENERAL SURVIVAL; INDEMNIFICATION; ADDITIONAL AGREEMENTS	35

13.1	Survival of Representations	35
13.2	Indemnification	36
13.3	Permitted Dividend	38
13.4	Disposition of Non-Acquisition Assets.	38
13.5	Certain Seed Capital Investments	40
13.6	Section 15(f) of the Investment Company Act	40
13.7	WARN Act; Employee Matters	40

ARTICLE XIV	GENERAL PROVISIONS	41

14.1	Expenses	41
14.2	Execution in Counterparts; Binding Effect	41
14.3	Governing Law	41
14.4	Notices	41
14.5	Titles and Headings; Interpretation	42
14.6	Successors and Assigns	43
14.7	No Third Party Beneficiaries	43
14.8	Entire Agreement	43
14.9	Waivers and Amendments	43
14.10	Severability	43
14.11	Confidentiality and Announcements	43
14.12	Books and Records	44
14.13	Waiver of Jury	44
14.14	Specific Performance	44

Exhibit A	List of Non-Acquisition Funds
Exhibit B	List of NWD Funds

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (together with the Disclosure Schedule and Exhibits hereto, the “Agreement”) is made and entered into as of this 2nd day of February, 2007, by and between Nationwide Financial Services, Inc., a Delaware corporation (“NFS”), and Nationwide Corporation, an Ohio corporation (“NW Corp.”).

WHEREAS, NW Corp. currently owns indirectly (i) all of the outstanding capital stock of NWD Investment Management, Inc. (f/k/a Gartmore Global Investments, Inc.), a Delaware corporation (“NWD”), and (ii) all of the outstanding capital stock of Nationwide Asset Management, Inc. (f/k/a Gartmore Global Asset Management, Inc.), a Delaware corporation (“NW Asset Management”) (each of NWD and NW Asset Management sometimes being referred to individually as a “Seller” and collectively as “Sellers”);

WHEREAS, NWD currently owns (i) all of the beneficial interests in Gartmore Mutual Fund Capital Trust, a Delaware statutory trust (“Gartmore MF Capital Trust”), and (ii) all of the beneficial interests in Gartmore SA Capital Trust, a Delaware statutory trust (“Gartmore SA”);

WHEREAS, NW Asset Management currently owns (i) all of the outstanding capital stock of Gartmore Distribution Services, Inc., a Delaware corporation (“Gartmore Distribution Services”), and (ii) all of the outstanding capital stock of Gartmore Investors Services, Inc., an Ohio corporation (“Gartmore Investors Services”);

WHEREAS, NW Corp. desires that (i) NWD sell to NFS all of the Gartmore MF Capital Trust Interests (as defined herein) and (ii) NW Asset Management sell to NFS all of the Gartmore Distribution Services LLC Interests (as defined herein) and all of the Gartmore Investors Services LLC Interests (as defined herein), and NFS desires to purchase all of the Gartmore MF Capital Trust Interests, the Gartmore Distribution Services LLC Interests and the Gartmore Investors Services LLC Interests (collectively, the “Interests”), all on the terms and subject to the conditions set forth herein;

WHEREAS, a Special Committee of the Board of Directors of NFS has recommended to the NFS Board of Directors, and the NFS Board of Directors has approved as being in the best interests of NFS and its stockholders, the purchase of the Interests and all of the transactions contemplated by this Agreement; and

WHEREAS, a Special Committee of the Board of Directors of NW Corp. has recommended to the NW Corp. Board of Directors, and the NW Corp. Board of Directors has approved as being in the best interests of NW Corp. and its stockholders, the sale of the Interests and all of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual terms, conditions, and other agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below (definitions are applicable to both the singular and plural forms of each term defined in this Section):

“2006 Balance Sheet” means the consolidated unaudited balance sheet of NWD and its Subsidiaries as of December 31, 2006.

“2006 Financial Statements” has the meaning set forth in Section 3.9(a).

“2006 Pro Forma Balance Sheet” has the meaning set forth in Section 3.9(c).

“Accounting Firm” has the meaning set forth in Section 2.5(d).

“Active Management Severance Obligations” has the meaning set forth in Section 3.7(f).

“Affected Employees” means Employees immediately prior to the Closing Date.

“Affiliate” means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another Person or beneficially that owns or has the power to vote or direct the vote of ten percent (10%) or more of the voting stock (or any other form of general partnership, limited partnership, or voting equity interest in the case of a Person that is not a corporation) of such Person; provided, however, that for purposes of this definition NW Corp. and NFS shall not be deemed “Affiliates” of one another. For purposes of this definition, “control”, including the terms “controlling” and “controlled”, means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or credit agreement, as trustee, partner, or executor or otherwise.

“After-Tax Basis” means, with respect to any amount which is to be paid hereunder on an “After-Tax Basis,” an amount which, after subtraction of the amount of all federal, state and non-U.S. Taxes payable by the recipient thereof as a result of the receipt or accrual of such payment, and after taking into account (i) the increase in federal, state and non-U.S. Taxes (including estimated Taxes) payable by such recipient for all affected taxable years as a result of the event or occurrence giving rise to such payment (the “Indemnified Event”), and (ii) the reduction in federal, state and non-U.S. Taxes (including estimated Taxes) payable by the recipient for all taxable years ending on or before the end of the taxable year in which such payment is made, shall be sufficient as of the date of payment to compensate the recipient for such Indemnified Event.

“Agreed Adjustment” has the meaning set forth in Section 2.5(c).

“Agreed Rate” means the prime rate published by The Wall Street Journal, as that rate may vary from time to time.

“Agreed Procedures Report” has the meaning set forth in Section 2.5(a)(i).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 11.6(b).

“Applicable Entities” means each of Gartmore MF Capital Trust, Gartmore Distribution Services and Gartmore Investors Services.

“Appraisal” has the meaning set forth in Section 11.6(c).

“Appraiser” has the meaning set forth in Section 11.6(c).

“Assets” means, as to a Person, all rights, titles, franchises, and interests in and to every species of property, real, personal, and mixed, and choses in action thereunto and all other assets whatsoever, tangible or intangible, of such Person.

“AUM Measurement Date” has the meaning set forth in Section 8.6.

“Basket” has the meaning set forth in Section 13.2(d).

“Business” means, as to a Person, the business, operations, activities, and affairs of such Person.

“Business Day” means any day other than Saturday, Sunday, or other day on which banks are authorized or required to be closed by Law in Columbus, Ohio.

“Cap” has the meaning set forth in Section 13.2(d).

“Client” of a Person means any other Person to which such Person provides investment management or investment advisory services, including any sub-advisory services, relating to securities or other financial instruments, commodities, real estate or any other type of Asset, pursuant to an Investment Advisory Arrangement.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included any of the Applicable Entities or any predecessor of or successor to any of the Applicable Entities (or another such predecessor or successor), or any other group of corporations that, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with any of the Applicable Entities or any predecessor of or successor to any of the Applicable Entities (or another such predecessor or successor).

“Confidentiality Agreement” means the Confidentiality Agreement dated November 10, 2006 between NFS and NW Corp.

“Consent or Filing” has the meaning set forth in Section 3.8.

“Constitutive Documents” means, with respect to any Person that is an entity, such Person’s articles or certificate of incorporation and its bylaws, or similar organizational documents.

“Covered Expenses” has the meaning set forth in Section 14.1.

“Cut-Off Date” has the meaning set forth in Section 13.1(a).

“Damages” has the meaning set forth in Section 13.2(a).

“Disclosure Schedule” means the schedules of even date herewith containing various disclosures by NW Corp. and NFS, as the case may be, and with respect to the representations and warranties of, or other information provided by, NW Corp. and NFS, as the case may be, as set forth in this Agreement.

“Employees” has the meaning set forth in Section 3.7(a).

“Employee Plans” has the meaning set forth in Section 3.7(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Purchase Price” means the Purchase Price, as defined herein, but determined on an estimated basis by Sellers in good faith and as reflected in the certificate referred to in Section 2.4.

“Estimated Valuation Date Balance Sheet” means an estimated, unaudited pro forma combined balance sheet of the Applicable Entities as of the Valuation Date (after giving effect to the elimination of Assets and Liabilities primarily related to the Non-Acquisition Assets and to the sale, transfer, assignment, conveyance and delivery to Gartmore Investors Services of the Gartmore SA Transferred Assets and the assumption by Gartmore Investors Services of the Gartmore SA Assumed Liabilities as contemplated by Section 5.10) prepared in good faith using the then most recently available financial information and using (i) the same financial and accounting methods and procedures used to prepare the GAAP Financial Statements, unless such methods and procedures are inconsistent with GAAP, in which case the required GAAP methods and procedures shall be used, and (ii) using such allocations and other methodologies as are necessary to reflect the carve-out of the Applicable Entities from their affiliated entities, which allocations and methodologies shall be reasonably agreed to by the Parties.

“Final Tangible Stockholders’ Equity” means the unaudited pro forma combined equity, less goodwill, deferred taxes, deferred commissions and any other asset classified as an intangible Asset on the 2006 Pro Forma Balance Sheet plus any income tax payable, of the Applicable Entities on the Valuation Date based on the Valuation Date Balance Sheet prepared pursuant to Section 2.5.

“Fund Board” means the board of directors or trustees (or Persons performing similar functions) of any NWD Fund.

“GAAP” means United States generally accepted accounting principles.

“GAAP Financial Statements” has the meaning set forth in Section 3.9(a).

“Gartmore Distribution Services” has the meaning set forth in the third recital to this Agreement; provided, that after the consummation of Gartmore Distribution Services Conversion, Gartmore Distribution Services means Gartmore Distribution Services, LLC.

“Gartmore Distribution Services Conversion” has the meaning set forth in Section 5.11(a).

“Gartmore Distribution Services LLC Interests” means all of the limited liability company interests of Gartmore Distribution Services LLC outstanding after giving effect to the Gartmore Distribution Services Conversion.

“Gartmore Investors Services” has the meaning set forth in the third recital to this Agreement; provided, that after the consummation of Gartmore Investors Services Merger, Gartmore Investors Services means Gartmore Investors Services, LLC.

“Gartmore Investors Services LLC Interests” means all of the limited liability company interests of Gartmore Investors Services LLC outstanding after giving effect to the Gartmore Investors Services Merger.

“Gartmore Investors Services Merger” has the meaning set forth in Section 5.11(b).

“Gartmore MF Capital Trust” has the meaning set forth in the second recital to this Agreement.

“Gartmore MF Capital Trust Interests” means all of the outstanding units of beneficial interests in Gartmore MF Capital Trust.

“Gartmore SA” has the meaning set forth in the second recital to this Agreement.

“Gartmore SA Assumed Liabilities” has the meaning set forth in Section 5.10(b).

“Gartmore SA Transferred Assets” has the meaning set forth in Section 5.10(a).

“Governmental Entity” means any court, executive office, legislature, any governmental agency, commission, or administrative or regulatory authority or instrumentality, domestic or foreign, or any Self-Regulatory Organization.

“Indemnified Party” has the meaning set forth in Section 13.2(c).

“Indemnifying Party” has the meaning set forth in Section 13.2(c).

“Interests” has the meaning set forth in the fourth recital to this Agreement.

“Investment Advisory Arrangement” means any written or oral contract, agreement, arrangement or understanding (together with all amendments, modifications or supplements thereto) under which a Person acts as an investment adviser or sub-adviser to, or manages any investment or trading account of, any Client.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.

“IRS” means the United States Internal Revenue Service.

“Knowledge of NFS” or words to that effect mean the actual knowledge of any of the following persons: Mark R. Thresher, Timothy G. Frommeyer, Michael C. Butler, Roger A. Craig and Steve Savini.

“Knowledge of NW Corp.” or words to that effect mean the actual knowledge of any of the following persons: Robert A. Rosholt, Patricia R. Hatler, John H. Grady, Harry H. Hallowell, Eric E. Miller, Douglas Castagna, Gerald J. Holland, and Gerald T. Nichols.

“Law” means any law, statute, ordinance, rule, code, or regulation enacted or promulgated, or Order issued or rendered, by any Governmental Entity.

“Liability” means a liability, obligation, claim, penalty, fine, Lien, loss, cost, expense, or cause of action (of any kind or nature whatsoever, whether absolute, accrued, contingent, or otherwise, and whether known or unknown).

“License” means a license, certificate of authority, franchise, permit, or other authorization to transact business or needed to transact business, whether granted by a Governmental Entity or other Person.

“Lien” means any lien, pledge, mortgage, deed of trust, warrant, security interest, lease, charge, option, right of first refusal, easement, adverse claim, encroachment, servitude, transfer restriction under any shareholder or similar agreement, or any encumbrance.

“NFS” has the meaning set forth in the preamble to this Agreement.

“NFS Material Adverse Effect” means any material adverse effect on the Business, Assets, Liabilities, financial condition, or results of operations of NFS and its Subsidiaries taken as a whole.

“NLRB” means the National Labor Relations Board.

“Non-Acquisition Asset Sale” has the meaning set forth in Section 13.4(a).

“Non-Acquisition Assets” means all of the Business, properties, Assets and Liabilities of the Applicable Entities listed on Section 1.1 of the Disclosure Schedule.

“Non-Acquisition Funds” means the pooled investment vehicles (including each portfolio or series thereof, if applicable) set forth on Exhibit A hereto.

“NW Asset Management” has the meaning set forth in the first recital to this Agreement.

“NW Corp.” has the meaning set forth in the preamble to this Agreement.

“NWD” has the meaning set forth in the first recital to this Agreement.

“NWD Fund Consents” has the meaning set forth in Section 5.8(a).

“NWD Funds” means each of the pooled investment vehicles (including each portfolio or series thereof, if any) for which an Applicable Entity acts as investment adviser, investment sub-adviser, sponsor or manager, all of which pooled investment vehicles are listed on Exhibit B hereto and all of which are registered under the Investment Company Act.

“NWD Material Adverse Effect” means any material adverse effect on the Business, Assets, Liabilities, financial condition, or results of operations of the Applicable Entities taken as a whole; provided, however, that in determining whether a NWD Material Adverse Effect has occurred there shall be excluded any effect to the extent attributable to or resulting from (A) any change in Laws or interpretations of Laws, (B) any required change in GAAP or regulatory accounting requirements or application thereof, (C) events, conditions or trends in economic, business or financial conditions generally or affecting the investment management industry (including changes in interest rates and changes in the markets for securities), (D) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possession or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (E) actions or omissions of NW Corp. and the Applicable Entities taken with the prior written consent of NFS and (F) any change, effect, event or occurrence arising out of the announcement of the execution and delivery of this Agreement or the performance of this Agreement and the transactions contemplated hereby, including any expenses incurred in connection herewith, to the extent, with respect to clauses (C) and (D) only, such effects do not disproportionately impact the Applicable Entities compared to other industry participants.

“Order” means an order, writ, ruling, judgment, directive, injunction, or decree of any arbitrator or Governmental Entity.

“Permitted Dividend” has the meaning set forth in Section 13.3.

“Person” means an individual, corporation, partnership, association, joint stock company, limited liability company, Governmental Entity, business trust, unincorporated organization, or other legal entity.

“Preliminary Accounting Report” has the meaning set forth in Section 2.5(a).

“Preliminary Allocation Schedule” has the meaning set forth in Section 11.6(b).

“Preliminary Purchase Price” has the meaning set forth in Section 2.5(a).

“Preliminary Valuation Date Balance Sheet” has the meaning set forth in Section 2.5(a).

“Purchase Price” has the meaning set forth in Section 2.3.

“Returns” means any returns, reports, statements, notices, forms or other documents or information required to be filed with any Taxing Authority in connection with the determination, assessment, collection, or payment of any Taxes or in connection with the administration, implementation, or enforcement of or compliance with any legal requirement relating to any Taxes.

“Revised Allocation Schedule” has the meaning set forth in Section 11.6(d).

“River Road Lease” has the meaning set forth in Section 5.14.

“Sale Documents” has the meaning set forth in Section 13.4(b).

“Sale Period” has the meaning set forth in Section 13.4(b).

“SEC” means the United States Securities and Exchange Commission.

“Self-Regulatory Organization” means the NASD, the NYSE, the AMEX, the MSRB, the Chicago Stock Exchange, the Chicago Mercantile Exchange, the Chicago Board of Trade, the Cincinnati Stock Exchange, the Minneapolis Grain Exchange, the New York Futures Exchange, the Philadelphia Stock Exchange, or any other commission, board, agency, or body that is not otherwise a governmental authority but is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies, or investment advisers, or to the jurisdiction or supervision of which any of the Applicable Entities are otherwise subject.

“Seller” and “Sellers” have the meanings specified in the second recital to this Agreement.

“Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by NW Corp., Gartmore SA or either Seller or an Affiliate of any of them under this Agreement or in connection herewith.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person on a given date, any other Person of which a majority of the voting power of the equity securities or equity interests is owned directly or indirectly by such Person.

“Taxes” means all taxes, charges, fees, levies or like other assessments (whether federal, state, local, or foreign) based upon or measured by income and any other tax whatsoever, including gross receipts, profits, premium, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, unemployment, excise, windfall profits, transfer, license, occupation, or property taxes, together with any interest, penalties or additions to tax resulting from, attributable to, or incurred in connection with any such taxes or any contest or dispute thereof.

“Taxing Authority” means a taxing authority of the United States of America, any state thereof or the District of Columbia, any local governmental subdivision thereof, and any foreign government.

“Termination Date” has the meaning set forth in Section 12.1(b).

“Transition Services Agreement” has the meaning set forth in Section 5.12.

“Valuation Date” means the close of business on the last day of the month preceding the month in which the Closing Date occurs, unless the Closing Date is the last day of any month, then the Valuation Date shall be the close of business on the Closing Date.

“Valuation Date Balance Sheet” has the meaning set forth in Section 2.5(b).

“WARN Act” has the meaning set forth in Section 13.7.

ARTICLE II

PURCHASE AND SALE; CLOSING; DETERMINATION OF PURCHASE PRICE

2.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, NW Corp. shall cause (i) NWD to sell, transfer, assign, convey and deliver to NFS all of the Gartmore MF Capital Trust Interests and (ii) NW Asset Management to sell, transfer, assign, convey and deliver to NFS all of the Gartmore Distribution Services LLC Interests and all of the Gartmore Investors Services LLC Interests, and NFS shall purchase and accept (x) from NWD, the Gartmore MF Capital Trust Interests and (y) from NW Asset Management, the Gartmore Distribution Services LLC Interests and the Gartmore Investors Services LLC Interests.

2.2 Closing. The consummation of the sale of the Interests (the “Closing”) shall be effective at 9:00 a.m., New York time, on the fifth (5th) Business Day after all conditions to the respective obligations of the parties set forth in Articles VII and VIII have been satisfied or waived (with the effective date and time being referred to herein as the “Closing Date”). The physical transfer and delivery of the Interests will occur at 8:00 a.m., Chicago time, on the Closing Date, at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603, or at such other time, date and place as shall be mutually agreed upon by the parties. Each party hereto agrees to use its reasonable best efforts promptly to satisfy the conditions to the Closing to be satisfied by it in order to expedite the Closing. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Articles VII and VIII, at the Closing and concurrently with the physical transfer and delivery of the Interests, NFS shall pay NW Corp., as agent for Sellers, an amount equal to the Estimated Purchase Price by wire transfer of immediately available funds to the bank account or accounts specified by NW Corp.

2.3 Purchase Price. The purchase price for the Interests (the “Purchase Price”) shall be determined in accordance with Section 2.5 and shall be equal to the sum of:

(i)	$225,000,000 (Two Hundred Twenty-Five Million Dollars), plus,

(ii)	the amount by which Final Tangible Stockholders’ Equity exceeds zero, or, minus,

(iii)	the amount by which Final Tangible Stockholders’ Equity is less than zero.

2.4 Determination of Estimated Purchase Price. At least two Business Days prior to the Closing Date, NW Corp. shall deliver to NFS a certificate of Sellers executed on behalf of Sellers by the President or any Vice President of NWD, dated the date of its delivery, (i) stating that there has been conducted under the supervision of such officer a review of all relevant information and data then available, (ii) setting forth Sellers’ good faith reasonable estimate of the Estimated Purchase Price based upon the Estimated Valuation Date Balance Sheet and (iii) attaching the Estimated Valuation Date Balance Sheet thereto. The 2006 Pro Forma Balance Sheet that is contained in Section 3.9 of the Disclosure Schedule is a representative example of the Estimated Valuation Date Balance Sheet assuming a Valuation Date of December 31, 2006; provided, however, that the final Estimated Valuation Date Balance Sheet shall be determined as provided for in the definition thereof.

2.5 Determination of Purchase Price.

(a)	Within thirty (30) days after the Closing Date, NW Corp. shall:

(i)

prepare, using the same financial and accounting methods and procedures that were used to prepare the Estimated Valuation Date Balance Sheet, a balance sheet of the Applicable Entities as of the Valuation Date (after giving effect to the elimination of Assets and Liabilities primarily related to the Non-Acquisition Assets and to the sale, transfer, assignment, conveyance and delivery to Gartmore Investors Services of the Gartmore SA Transferred Assets and the assumption by Gartmore Investors Services of the Gartmore SA Assumed Liabilities as contemplated by Section 5.10) (the “Preliminary Valuation Date Balance Sheet”); the Preliminary Valuation Date Balance Sheet shall be subject to a review by KPMG LLP, NW Corp.’s independent accounting firm, based upon agreed upon procedures (the scope of which shall be as reasonably agreed to by the Parties) and such accounting firm will render a report based upon such agreed upon procedures (the “Agreed Procedures Report”)

(ii)	determine the Purchase Price in accordance with the provisions of this Agreement (such Purchase Price as determined by NW Corp. being referred to as the “Preliminary Purchase Price”); and

(iii)

deliver to NFS the Preliminary Valuation Date Balance Sheet, the Agreed Procedures Report and a certificate setting forth the Preliminary Purchase Price (collectively, the “Preliminary Accounting Report”).

(b) Promptly following receipt of the Preliminary Accounting Report, NFS may review the same and, within thirty (30) days after the date of such receipt, may deliver to NW Corp. a certificate (signed by the President or any Vice President of NFS) setting forth its objections to the Preliminary Valuation Date Balance Sheet and the Preliminary Purchase Price as set forth in the Preliminary Accounting Report, together with a summary of the reasons therefor and calculations which, in its view, are necessary to eliminate such objections. If NFS does not so object within such 30-day period, the Preliminary Valuation Date Balance Sheet and the Preliminary Purchase Price set forth in the Preliminary Accounting Report shall be final and binding as the “Valuation Date Balance Sheet” and the Purchase Price, respectively, for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

(c) If NFS so objects within such 30-day period, NFS and NW Corp. shall use their reasonable best efforts to resolve by written agreement (the “Agreed Adjustments”) any differences as to the Preliminary Valuation Date Balance Sheet and the Preliminary Purchase Price and, if NFS and NW Corp. so resolve any such differences, the Preliminary Valuation Date Balance Sheet and the Preliminary Purchase Price set forth in the Preliminary Accounting Report as adjusted by the Agreed Adjustments shall be final and binding as the Valuation Date Balance Sheet and the Purchase Price, respectively, for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

(d) If any objections raised by NFS are not resolved by Agreed Adjustments within the 30-day period next following such 30-day period, then NFS and NW Corp. shall submit the objections that are then unresolved to a national accounting firm reasonably acceptable to both NFS and NW Corp. and such firm (the “Accounting Firm”) shall be directed by NFS and NW Corp. to resolve the unresolved objections (based solely on the presentations by NFS and NW Corp. as to whether any disputed matter had been determined in a manner consistent with this Agreement) as promptly as reasonably practicable and to deliver written notice to each of NFS and NW Corp. setting forth its resolution of the disputed matters. The Preliminary Valuation Date Balance Sheet and the Preliminary Purchase Price, after giving effect to any Agreed Adjustments and to the resolution of disputed matters by the Accounting Firm, shall be final and binding as the Valuation Date Balance Sheet and the Purchase Price, respectively, for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

(e) The parties hereto shall make available to NFS, NW Corp. and, if applicable, the Accounting Firm, such books, records and other information (including work papers) as any of the foregoing may reasonably request to prepare or review the Preliminary Accounting Report or any matters submitted to the Accounting Firm. The fees and expenses of the Accounting Firm shall be paid proportionately by NFS and NW Corp. based on the determination of the Accounting Firm of the unresolved objections submitted to it pursuant to Section 2.5(d). The calculation of such proportionate payments shall be based on the relative position of the determination of the Accounting Firm in comparison to the positions submitted to it by NFS and NW Corp. pursuant to Section 2.5(d).

2.6 Adjustment. Promptly (but not later than five (5) Business Days) after the determination of the Purchase Price pursuant to Section 2.5 that is final and binding as set forth therein:

(a) if the Purchase Price exceeds the Estimated Purchase Price, NFS shall pay to NW Corp., as agent for Sellers, by wire transfer of immediately available funds to such bank account of NW Corp. as NW Corp. shall designate in writing to NFS, an amount equal to the excess of the Purchase Price over the Estimated Purchase Price, plus interest on such excess from the Closing Date to the date of payment thereof at the Agreed Rate; or

(b) if the Estimated Purchase Price exceeds the Purchase Price, NW Corp., as agent for Sellers, shall pay to NFS, by wire transfer of immediately available funds to such bank account of NFS as NFS shall designate in writing to NW Corp., an amount equal to the excess of the Estimated Purchase Price over the Purchase Price, plus interest on such excess from the Closing Date to the date of payment thereof at the Agreed Rate.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF NW CORP.

NW Corp. represents and warrants to NFS, as of the date hereof and as of the Closing Date, as follows:

3.1 Capacity of NW Corp. NW Corp. is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Ohio and has all requisite corporate power and authority to enter into this Agreement and to perform, and to cause its Subsidiaries to perform, each of their respective obligations hereunder.

3.2 Authority Relative to this Agreement. (a) The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, (i) have been determined to be fair, from a financial point of view, to NW Corp. and recommended for approval by the Special Committee of the Board of Directors of NW Corp., (ii) have been duly and validly authorized by the Board of Directors of NW Corp., and by all necessary corporate action on the part of NW Corp. and (iii) have been, or prior to the Closing will be, duly and validly authorized by all necessary corporate action on the part of each of NW Corp.’s applicable Subsidiaries.

(b) This Agreement has been duly and validly executed and delivered by NW Corp. and, assuming this Agreement constitutes a legal, valid and binding agreement of NFS, constitutes a legal, valid, and binding agreement of NW Corp., enforceable against NW Corp. in accordance with its respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Each of the Seller Ancillary Agreements to which NW Corp. is a party has been duly authorized by NW Corp. and, upon execution and delivery by NW Corp. and, assuming each such Seller Ancillary Agreement constitutes a legal, valid and binding agreement of the other parties thereto, will constitute a legal, valid, and binding agreement of NW Corp., enforceable against NW Corp. in accordance with its respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) Each of the Seller Ancillary Agreements to which Gartmore SA or either Seller will be a party has been duly authorized by Gartmore SA or such Seller and, upon execution and delivery by Gartmore SA or such Seller and, assuming each such Seller Ancillary Agreement constitutes a legal, valid and binding agreement of the other parties thereto, will constitute a legal, valid, and binding agreement of Gartmore SA or such Seller, as applicable, enforceable against Gartmore SA or such Seller in accordance with its respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3 No Violation. Except as set forth in Section 3.3 of the Disclosure Schedule, the execution, delivery, and performance of this Agreement and any Seller Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby will not violate or conflict with the Constitutive Documents of NW Corp. or of any of its applicable Subsidiaries, including any such Subsidiaries having an ownership interest in the Interests.

3.4 Organization, Qualification of the Applicable Entities. (a) Each of Gartmore Distribution Services and Gartmore Investors Services has been duly incorporated and is validly existing and in good standing under the Laws of the State of Delaware and Ohio, respectively, and Gartmore MF Capital Trust has been duly created as a statutory trust and is validly existing and in good standing under the Laws of the State of Delaware. Each of the Applicable Entities has all requisite power and authority to conduct its Business as currently being conducted and, in the case of Gartmore Investors Services, as to be conducted immediately after the transfer of the Gartmore SA Transferred Assets and the assumption of the Gartmore SA Assumed Liabilities contemplated by Section 5.10. Each of the Applicable Entities is duly qualified to do business, and each is in good standing (to the extent such concept is applicable to such entity), in the jurisdictions where the nature of its Business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a NWD Material Adverse Effect.

(b) Copies of the Constitutive Documents of each of the Applicable Entities have heretofore been delivered to NFS and such copies are true, accurate, and complete as of the date hereof.

3.5 No Subsidiaries of Applicable Entities; Investments. None of the Applicable Entities has any Subsidiaries. Except as set forth in Section 3.5 of the Disclosure Schedule, none of the Applicable Entities, directly or indirectly, owns, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, joint venture or other entity.

3.6 Capitalization of Applicable Entities; Title to the Interests. (a) As of the date hereof, the authorized capital stock of each of Gartmore Distribution Services and Gartmore Investors Services and the number of shares of each class of capital stock of each of Gartmore Distribution Services and Gartmore Investors Services that are issued and outstanding are set forth in Section 3.6 of the Disclosure Schedule. As of the date hereof, all of the issued and outstanding shares of capital stock of each of Gartmore Distribution Services and Gartmore Investors Services have been duly authorized and validly issued, are fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any stockholders and all of such shares are beneficially owned and held of record by NW Asset Management, an indirect wholly owned Subsidiary of NW Corp., free and clear of any Lien. Upon consummation of the Gartmore Distribution Services Conversion and the Gartmore Investors Services Merger contemplated by Section 5.11, all of the issued and outstanding limited liability company interests of Gartmore Distribution Services and Gartmore Investors Services will be beneficially owned and held of record by NW Asset Management, free and clear of any Lien.

(b) As of the date hereof, the authorized units of beneficial interest of Gartmore MF Capital Trust and the number of units of beneficial interest issued and outstanding are set forth in Section 3.6 of the Disclosure Schedule. As of the date hereof, all of the issued and outstanding units of beneficial interests of Gartmore MF Capital Trust have been duly authorized and validly issued, are fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any unitholders and all of such units are beneficially owned and held of record by NWD, an indirect wholly owned Subsidiary of NW Corp., free and clear of any Lien.

(c) Except as set forth in Section 3.6 of the Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, rights, convertible securities, obligations to make capital contributions or advances, or voting trust arrangements, proxies, shareholder agreements or other agreements, commitments or understandings of any character relating to the issued or unissued capital stock of, or beneficial interests in, any of the Applicable Entities or preferred securities, or securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock, or beneficial interests in, any of the Applicable Entities.

3.7 Employment and Employee Benefits Matters; Severance. (a) Section 3.7(a) of the Disclosure Schedule sets forth a list of (i) all employee benefit plans (within the meaning of Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree health or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, that are maintained, contributed to or sponsored by NW Corp. or its Affiliates for the benefit of any employee of the Applicable Entities, and (ii) all individual employment, retention, termination, severance or other similar contracts or agreements pursuant to which NW Corp., an Applicable Entity or any of their respective Affiliates currently has any obligation with respect to any employee of the Applicable Entities (collectively, the “Employees”) (such plans, programs, arrangements, contracts and agreements, the “Employee Plans”). Except as set forth in Section 3.7(a) of the Disclosure Schedule, NW Corp. has previously made available to NFS a true and complete copy of each Employee Plan and all amendments thereto (or in the case of any Employee Plan that is not written, a written description of such plan) and, in the case of any Employee Plan sponsored or maintained by an Applicable Entity, to the extent applicable, a copy of all current summary plan descriptions, summaries of material modifications and the most recent annual report (Form 5500) prepared in connection with any such plan.

(b) Except as set forth in Section 3.7(b) of the Disclosure Schedule, none of the Employee Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a single employer plan (within the meaning of Section 4001(a)(15) of ERISA) for which NW Corp., the Applicable Entities or any of their respective Affiliates would reasonably be expected to incur Liability under Section 4063 or 4064 of ERISA.

(c) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS that it is so qualified, and, to the Knowledge of NW Corp., no fact or event has occurred since the date of such determination or opinion letter that would reasonably be expected to adversely affect such qualification. To the extent applicable, NW Corp. has previously made available to NFS copies of the most recent IRS determination or opinion letters with respect to each Employee Plan sponsored or maintained by an Applicable Entity.

(d) With respect to each Employee Plan, neither NW Corp., the Applicable Entities or any of their respective Affiliates are currently liable for any material Tax arising under Section 4971, 4972, 4975, 4979, 4980 or 4980B of the Code, and, to the Knowledge of NW Corp., no fact or event exists that would give rise to any such material Tax Liability, except as set forth in Section 3.7(d) of the Disclosure Schedule. None of NW Corp., the Applicable Entities or any of their respective Affiliates has incurred any material Liability under or arising out of Title IV of ERISA (other than any Liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course of business), and no fact or event exists that would reasonably be expected to result in such a Liability. None of the Assets of the Applicable Entities is the subject of any Lien arising under Section 302(f) of ERISA or Section 412(n) of the Code and none of NW Corp., the Applicable Entities or any of their respective Affiliates has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code with respect to any Employee Plan, and, to the Knowledge of NW Corp., no fact or event exists that would reasonably be expected to give rise to any such Lien or requirement to post any such security.

(e) To the Knowledge of NFS, each Employee Plan is now and has been operated in all material respects in accordance with the requirements of all applicable laws, including ERISA and the Code.

(f) Section 3.7(f) of the Disclosure Schedule sets forth a list of the Employees who are primarily engaged in the business conducted with respect to the Non-Acquisition Assets and the agreements or policies that could require the payment of severance to them upon a sale of the Non-Acquisition Assets to a third party (the “Active Management Severance Obligations”).

3.8 No Conflict; Government Filings. Except as set forth in Section 3.8 of the Disclosure Schedule, neither the execution and delivery of this Agreement or any Seller Ancillary Agreement, nor the performance of the transactions contemplated hereby or thereby will: (a) (i) violate or conflict with the Constitutive Documents of any of the Applicable Entities; or (ii) result in or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default), breach or violation of any contract or instrument (including options, warrants or convertible securities) which relates to the voting of, restricts the transfer of, requires the issuance or sale of, or creates rights in any Person with respect to, the Interests; or (b) to the

Knowledge of NW Corp., violate any Law, License or Order affecting any of the Applicable Entities, except for such violations that would not, individually or in the aggregate, reasonably be expected to have a NWD Material Adverse Effect. Except as set forth in Section 3.8 of the Disclosure Schedule, no consent, approval, permit, notice, order, or authorization of, or registration, application, declaration, or filing (each a “Consent” or “Filing”) with any Person is required with respect to any of the Applicable Entities in connection with the execution and delivery of this Agreement or any of the Seller Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby, except for such Consents or Filings the failure of which to make or obtain would not, individually or in the aggregate, prevent or be a material impediment to the consummation of the transactions contemplated hereby or the conduct of the businesses of the Applicable Entities from and after the Closing Date.

3.9 Financial Statements. (a) NW Corp. (i) has previously furnished NFS with copies of audited consolidated financial statements for NWD and its Subsidiaries as of and for the years ended December 31, 2005 and 2004 (including audited balance sheets and related statements of operations, changes in stockholders’ equity, and cash flow) (collectively, the “GAAP Financial Statements”); and (ii) is attaching to Section 3.9(a) of the Disclosure Schedule preliminary unaudited consolidated financial statements for NWD and its Subsidiaries as of and for the year ended December 31, 2006, which financial statements do not include a consolidated statement of cash flow, a consolidated statement of changes in stockholders’ equity or notes (collectively, the “2006 Financial Statements”).

(b) The GAAP Financial Statements fairly present in all material respects the financial position of NWD and its Subsidiaries as of their respective dates and the results of operations of NWD and its Subsidiaries for the periods therein set forth, in each case in accordance with GAAP consistently applied. Except as noted in Section 3.9(b)(i) of the Disclosure Schedule, the 2006 Financial Statements were prepared in the normal and ordinary course of business and have been prepared in a manner consistent with that employed in preparing the GAAP Financial Statements. The 2006 Financial Statements do not contain footnote disclosures and are subject to normal recurring year-end adjustments, but otherwise fairly present in all material respects the results of operations of NWD and its Subsidiaries for the year ended December 31, 2006. The GAAP Financial Statements and the 2006 Financial Statements were prepared from the books and records of NWD and each of its Subsidiaries, and such books and records are complete and correct in all material respects, except as set forth in Section 3.9(b)(ii) of the Disclosure Schedule.

(c) Section 3.9 of the Disclosure Schedule contains the unaudited pro forma combined balance sheet of the Applicable Entities as of December 31, 2006 (the “2006 Pro Forma Balance Sheet”). The 2006 Pro Forma Balance Sheet has been derived from the consolidated balance sheet as of December 31, 2006 included in the 2006 Financial Statements by making the adjustments set forth in Section 3.9 of the Disclosure Schedule. Except for the limitations described in Sections 3.9(b)(i) and 3.9(b)(ii) of the Disclosure Schedule, which limitations also apply to the 2006 Pro Forma Balance Sheet, the 2006 Pro Forma Balance Sheet has been prepared in accordance with GAAP and presents fairly in all material respects the Assets and Liabilities of the Applicable Entities on a pro forma combined basis (after giving effect to the elimination of Assets and Liabilities primarily related to the Non-Acquisition Assets and to the sale, transfer, assignment, conveyance and delivery to Gartmore Investors Services of the Gartmore SA Transferred Assets and the assumption by Gartmore Investors Services of the Gartmore SA Assumed Liabilities as contemplated by Section 5.10) consistent with the books and records and past practices of the Applicable Entities.

(d) The audited balance sheets for the Applicable Entities as of December 31, 2006 delivered to NFS pursuant to Section 5.13, shall be prepared in accordance with GAAP and present fairly in all material respects the Assets and Liabilities of the Applicable Entities.

3.10 Sufficiency of Assets. Except with respect to the Non-Acquisition Assets, after giving effect to the sale, transfer, assignment, conveyance and delivery to Gartmore Investors Services of the Gartmore SA Transferred Assets as contemplated by Section 5.10 and the arrangements contemplated by Section 5.12, the Applicable Entities will own or have the right to use all Assets necessary for them to conduct the business of advising (including via advisory and sub-advisory agreements), administering and otherwise supporting the NWD Funds immediately following the Closing substantially as such activities are being conducted on the date hereof.

3.11 Compliance with Laws; Permits.

(a) Except as set forth in Section 3.11 of the Disclosure Schedule, to the Knowledge of NW Corp.: (i) since January 1, 2006, neither NWD nor any of its Subsidiaries has received any notice from any Governmental Entity or any other person that any of the Applicable Entities is in violation of, or has violated, any applicable provisions of any Laws; and (ii) none of the Applicable Entities has any executive officers or directors who, since January 1, 2006, have been the subject of any investigation (excluding routine examinations by Self-Regulatory Organizations), disciplinary proceeding or enforcement order arising under any applicable provisions of any Laws, and no such investigation, disciplinary proceeding or proceedings for the issuance of any enforcement order is pending or threatened, except in the case of each of clauses (i) and (ii) for violations or alleged violations that would not, individually or in the aggregate, reasonably be expected to result in a NWD Material Adverse Effect. To the Knowledge of NW Corp., each of the Applicable Entities has made all filings required to be made by it under applicable regulatory requirements since December 31, 2005, and all such filings have complied with the applicable regulatory requirements, except for such failures that would not, individually or in the aggregate, reasonably be expected to result in a NWD Material Adverse Effect. To the Knowledge of NW Corp., none of the Applicable Entities or any executive officer or director of any Applicable Entity is subject to a statutory disqualification that could be the basis for a suspension, revocation, or limitation of the license of, or ability to obtain a license for any Applicable Entity, except for such failures that would not, individually or in the aggregate, reasonably be expected to result in a NWD Material Adverse Effect.

(b) To the Knowledge of NW Corp., each of the Applicable Entities which is required to be registered as a broker/dealer, investment advisor, transfer agent or in another capacity with the SEC or any other Governmental Entity is duly registered as such and such registrations are in full force and effect, except where the absence to be so registered would not, individually or in the aggregate, be expected to result in a NWD Material Adverse Effect.

(c) To the Knowledge of NW Corp., each NWD Fund is in compliance in all material respects with all applicable Laws, including the Investment Company Act, the Investment

Advisers Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Code, and all applicable state securities laws and rules. Each NWD Fund is qualified, and has been qualified for all taxable years during which it has conducted business, as a regulated investment company in accordance with Subchapter M of the Code. Each NWD Fund has complied and is in compliance in all material respects with the investment policies and restrictions set forth in its registration statement currently in effect. To the Knowledge of NW Corp., the value of the net Assets of each NWD Fund has been determined and is being determined using portfolio valuation methods that comply in all material respects with the methods described in its registration statement and the requirements of the Investment Company Act. To the knowledge of NW Corp., there are no legal or governmental actions, investigations, inquiries, or proceedings pending or, to the Knowledge of NW Corp., threatened against any NWD Fund that would question the right, power, or capacity of (i) any NWD Fund to conduct its Business as conducted now or at any time in the past or (ii) NW Corp. or NFS to enter into this Agreement or to consummate the transactions contemplated by this Agreement.

3.12 Litigation. Except as set forth in Section 3.12 of the Disclosure Schedule, there is no action, suit, hearing, arbitration, or proceeding (public or private) of any Governmental Entity or any other Person, pending, or to the Knowledge of NW Corp., threatened against NW Corp. or any of the Applicable Entities, which, if adversely determined or resolved, would be reasonably expected to have a NWD Material Adverse Effect, and there are no existing or threatened-in-writing Orders involving a specific monetary judgment or penalty (other than those of general application) affecting any of the Applicable Entities, which would have a NWD Material Adverse Effect.

3.13 Labor Relations and Employment. Except to the extent set forth in Section 3.13 of the Disclosure Schedule: (a) there is no labor strike, material labor dispute, slowdown, stoppage, or lockout actually pending, or to the Knowledge of NW Corp., threatened against or affecting any of the Applicable Entities, and since January 1, 2004, there has not been any such action; (b) to the Knowledge of NW Corp., there are no pending union claims to represent the employees of any of the Applicable Entities, there are no current union organizing activities among the employees of any of the Applicable Entities, and no Applicable Entity has received notice of any unfair labor practice complaint or charge against it pending before the NLRB; (c) none of the Applicable Entities is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association, applicable to employees of any of the Applicable Entities; and (d) to the Knowledge of NW Corp., there are no written personnel policies, rules, or procedures applicable to employees of the Applicable Entities. Except as set forth in Section 3.13 of the Disclosure Schedule, no employee, officer, director, or independent contractor of any of the Applicable Entities is entitled to any payment of money or other thing of value or will receive any rights with respect to the capital stock of any of the Applicable Entities as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in Section 3.13 of the Disclosure Schedule, none of the transactions contemplated by this Agreement shall constitute a triggering event under any employment, severance, or termination agreement or other compensation arrangement or any plan currently in effect which (either alone or upon the occurrence of any additional or subsequent event) would result in any payment, acceleration, vesting, or increase in benefits to any current or former officer, employee, director, or independent contractor of any of the Applicable Entities which would constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

3.14 Broker’s or Finder’s Fees. No broker, investment banker, financial advisor or other person, other than Goldman Sachs & Co., the fees and expenses of which will be paid by NW Corp., is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by NW Corp. or any of its Affiliates.

3.15 Non-Acquisition Assets and Liabilities. All of the Non-Acquisition Assets are as set forth in Section 1.1 of the Disclosure Schedules, and there are no other Assets or Liabilities in respect thereof except as so listed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF NFS

NFS represents and warrants to NW Corp., as of the date hereof and as of the Closing Date, as follows:

4.1 Capacity of NFS. NFS is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

4.2 Validity and Execution of Agreement. The execution and delivery of this Agreement and any other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been (i) determined to be fair, from a financial point of view, to NFS and recommended for approval by the Special Committee of the Board of Directors of NFS, and (ii) duly and validly authorized by the Board of Directors of NFS, and by all necessary corporate action on the part of NFS. When executed and delivered, the Transition Services Agreement and the consummation of the transactions contemplated thereby will be duly and validly authorized by the Board of Directors of NFS, and by all necessary corporate action on the part of NFS. The Board of Directors of NFS has duly approved this Agreement and no further corporate action is required for this Agreement to be enforceable against NFS. This Agreement has been duly executed and delivered by NFS and, assuming this Agreement constitutes a valid and binding agreement of NW Corp., constitutes a legal, valid and binding agreement of NFS, enforceable against NFS in accordance with its terms, subject to the qualification that enforcement of the rights and remedies created hereby is subject to: (a) bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting the rights and remedies of creditors; and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

4.3 No Conflict. Neither the execution and delivery of this Agreement nor the performance of the transactions contemplated herein by NFS will: (a) violate or conflict with any of the provisions of the certificate of incorporation or bylaws of NFS or (b) subject to the governmental approvals and other matters referred to in the following sentence, violate any Law, License or Order to which NFS is subject except for such violations that would not, individually or in the aggregate, reasonably be expected to have an NFS Material Adverse Effect. Except as set forth in Section 4.3 of the Disclosure Schedule, no Consent or Filing with any Person is required with respect to the execution and delivery of this Agreement by NFS and the consummation of the transactions contemplated hereby, except for such Consents or Filings the failure of which to make or obtain would not, individually or in the aggregate, prevent or be a material impediment to the consummation of the transactions contemplated hereby.

4.4 Broker’s or Finder’s Fees. No broker, investment banker, financial advisor or other person, other than Credit Suisse Securities (USA) LLC, the fees and expenses of which will be paid by NFS, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by NFS.

4.5 Litigation. There is no lawsuit or legal, administrative or regulatory proceeding, or investigation pending or, to the Knowledge of NFS, threatened in writing against NFS which would reasonably be expected to materially impair the ability of NFS to perform its obligations hereunder or reasonably be expected to prevent the consummation of any of the transactions contemplated hereby.

4.6 Investment Representation. NFS will acquire the Interests for its own account, and NFS has no present intention of resale or other distribution thereof. NFS will refrain from transferring or otherwise disposing of the Interests, or any interest therein, in such manner as to violate any registration provision of federal or state securities Laws.

4.7 No Disqualification. To the Knowledge of NFS, neither NFS nor any “affiliated person” (as defined in the Investment Company Act) of NFS is (taking into account any applicable exemption) ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated in the Investment Company Act) to an NWD Fund, and there is no proceeding pending or, to the Knowledge of NFS, threatened by any Governmental Entity, which would result in the ineligibility of NFS or any “affiliated persons” of NFS to serve in any such capacities. Neither NFS nor any “affiliated person” (as defined in the Advisers Act) of NFS is ineligible pursuant to Section 203 of the Advisers Act to serve as a registered investment adviser or “associated person” (as defined in the Advisers Act) of a registered investment adviser, and there is no proceeding pending or, to the knowledge of NFS, threatened by any Governmental Entity, which would result in the ineligibility of NFS or any “affiliated person” to serve in any such capacities.

4.8 Safe Harbor. Neither NFS nor any of its Affiliates has any express or implied understanding or arrangement which would impose an unfair burden on any investment company registered under the Investment Company Act for which any of the Applicable Entities provides investment advisory serves that would preclude satisfaction of the safe harbor provided by Section 15(f) of the Investment Company Act.

4.9 Financing. NFS will have as of the Closing Date sufficient funds available for it to pay the Purchase Price and to pay all fees and expenses relating to the transactions contemplated hereby.

ARTICLE V

PRE-CLOSING COVENANTS OF NW CORP.

NW Corp. covenants and agrees to take (and to cause its Subsidiaries, including the Applicable Entities, to take) the following actions between the date hereof and the Closing Date:

5.1 General. NW Corp. will use its reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

5.2 Notices and Consents. NW Corp. will give any reasonable notices to third parties, and NW Corp. will use its reasonable best efforts to obtain any third party consents that are reasonably necessary in order to consummate the transactions contemplated by this Agreement (including any Consents and Filings listed in Section 3.8 of the Disclosure Schedule). NW Corp. will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of Governmental Entities in connection with the matters referred to herein. The parties will cooperate with one another and use their respective reasonable best efforts to assist one another in obtaining all such approvals or consents. With respect to NWD Fund Consents, the foregoing general provisions of Section 5.1 and this Section 5.2 shall be subject to the more specific provisions of Section 5.8.

5.3 Conduct of Business. Except as otherwise contemplated by this Agreement, except as required pursuant to agreements entered into prior to the date hereof, except as set forth on Section 5.3 of the Disclosure Schedule or except as otherwise approved in writing by NFS, pending the Closing Date, NW Corp. shall use its reasonable best efforts to cause each of the Applicable Entities to: (a) conduct their Business in the normal and ordinary course of business consistent with past practice; (b) preserve their present business organization and relationships; (c) preserve the rights, franchises, goodwill, and relations of their customers, suppliers, and others with whom business relationships exist; (d) not (i) permit any of the Assets to be subject to a Lien other than a Lien arising or occurring in the normal course of business that would not, individually or in the aggregate, materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto; (ii) increase, except as required by employment agreements existing on the date hereof or consistent with past practice, the wages, salaries, compensation, pension, or other benefits payable to any employee of the Applicable Entities; (iii) hire any new employees, enter into or amend any consulting agreements, retention agreements or other employment agreements, or establish any new compensation or benefit plans (if NW Corp. desires to undertake any of the actions listed in this clause (iii) and seeks the written approval of NFS, such approval will not be unreasonably withheld); (iv) notwithstanding clause (ii) above, establish, increase, amend or modify bonuses or any bonus policy or plan for any employee of the Applicable Entities for worked performed or to be performed during 2007; (v) change accounting methods or the maintenance or method of the preparation of books and records; or (vi) prepare or file any material Return inconsistent with past practice or, on any such Return, take any material position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Returns in prior periods; and (e) not to declare or pay any dividend, distribution, or other similar payment (except that the Applicable Entities may make dividends of cash or investment Assets as permitted by Section 13.3).

5.4 Notice of Developments. NW Corp. will give written notice to NFS of any material development which causes or is reasonably likely to cause a breach of any of its own representations and warranties within five (5) days after any person listed in the definition of “Knowledge of NW Corp.” becomes aware of any such development; provided, however, NW Corp. agrees that this Section 5.4 shall in no way limit or waive the remedies available to NFS.

5.5 Exclusivity. Subject to Section 13.4, NW Corp. will: (a) not solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any portion of the Assets, of any of the Applicable Entities (including any acquisition structured as a merger, consolidation or share exchange); or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. NW Corp. will notify NFS immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

5.6 Maintenance of Records. NW Corp. will use its reasonable best efforts to cause each of the Applicable Entities to maintain and continue to keep its books, accounts and records in the usual manner and consistent with prior practice.

5.7 Compliance with Laws. NW Corp. will use its reasonable best efforts to cause each of the Applicable Entities to comply in all material respects with all Laws.

5.8 NWD Fund Consents.

(a) NW Corp. will use its reasonable best efforts and cause each of the Applicable Entities, as applicable, to use their respective reasonable best efforts to, in accordance with Law, as promptly as practicable following the date hereof, obtain all such consents, approvals or other actions, if any, by the boards of directors or comparable governing bodies, regulating or Self-Regulatory Organizations or shareholders as required by Law or the contractual or other arrangements governing each NWD Fund of the relevant Applicable Entities’ services to such NWD Fund so that after the Closing each of the relevant Applicable Entities may continue managing and/or providing services to such NWD Fund on terms, taken as a whole, that are no less favorable to each such Applicable Entity than the terms of the existing Investment Advisory Arrangement between such NWD Fund and each such Affiliated Entity (each a “NWD Fund Consent”) except as set forth in Section 5.8(a) of the Disclosure Schedule. Without limiting the generality of the foregoing, with respect to each NWD Fund, NW Corp. will use its reasonable best efforts and cause each of the Applicable Entities, as applicable, to use their respective reasonable best efforts to, in accordance with Law, as promptly as practicable following the date hereof, (i) obtain the approval of each Fund Board of a new Investment Advisory Arrangement, to be effective at the Closing, containing terms, taken as a whole, that are no less favorable to each of the relevant Applicable Entities than the terms of the existing Investment Advisory Arrangement between such NWD Fund and the relevant Applicable Entities, (ii) as promptly as practicable following receipt of the approval described in clause (i) above, cause each Fund Board to call a meeting of the shareholders of each NWD Fund (which may be a special or annual meeting) to be held as promptly as reasonably practicable for the purpose of obtaining the requisite approval of such shareholders for such new Investment Advisory Arrangement, as applicable, (iii) as promptly as practicable following receipt of the approval described in clause

(i) above, prepare and file, or use its reasonable best efforts to cause each NWD Fund to prepare and file, with the SEC and all other applicable Governmental Entities all registration statements and proxy solicitation materials required to be distributed to the shareholders of each NWD Fund with respect to the actions recommended for shareholder approval by the applicable Fund Board and mail, or cause to be mailed, such proxy solicitation materials as promptly as practicable after clearance by the SEC (if applicable) and (iv) as promptly as practicable following the mailing of the proxy materials, submit, or use its reasonable best efforts to cause to be submitted, to the shareholders of each NWD Fund for a vote at a shareholders meeting the proposals described in clause (ii) above.

(b) The parties hereto agree that the NWD Fund Consents contemplated by Section 5.8(a) shall be deemed validly obtained only if such approval is in full force and effect at the Closing and the Fund Board (or other applicable governing body) for such NWD Fund has not indicated, either orally or in writing, that the applicable NWD Fund has terminated or intends to terminate (in whole or in part) its existing or new Investment Advisory Arrangement prior to or following the Closing.

(c) In connection with obtaining the NWD Fund Consents and other actions required by Sections 5.8(a) and 5.8(b), at all times prior to the Closing, NW Corp. shall take reasonable steps to keep NFS informed of the status of obtaining such NWD Fund Consents and, upon NFS’s request, make available to NFS copies of all such executed NWD Fund Consents and make available for inspection by NFS documentation of such NWD Fund Consents and any related materials, such as telephone logs and other records relating to the NWD Fund Consent process.

(d) For each NWD Fund Consent that is not reasonably likely to be obtained by the Closing (in the good faith judgment of NW Corp.), NW Corp. shall use its reasonable best efforts to obtain and deliver at Closing a new interim investment advisory contract that has been approved by the relevant Fund Board, that meets the requirements of Rule 15a-4 under the Investment Company Act and that is otherwise in a form reasonably satisfactory to NFS and its counsel.

5.9 Proxy Materials; Supplemental Prospectuses.

(a) NW Corp. agrees that the information and data that is or will be contained in the proxy materials or prospectus (or any supplemental prospectus) to be furnished to the shareholders of any NWD Fund to the extent shareholder approval is required under applicable Laws or the applicable Investment Advisory Arrangement for the purpose of providing NWD Fund Consent or approving any interim or new Investment Advisory Arrangement will not contain, at the time (i) they are presented to the Fund Board of a NWD Fund and (ii) the proxy materials and prospectus (or supplemental prospectus) are first mailed to the shareholders of any NWD Fund to the extent shareholder approval is required under applicable Laws or the applicable Investment Advisory Arrangement or at the time of the meeting thereof, any untrue statement of a material fact, or omit to state any material fact required to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of NFS and NW Corp. shall have the right to review in advance and to approve (such approval not to be unreasonably withheld) all the information relating to it and any of its Affiliates proposed to appear in any registration statement, prospectus or proxy statement or any amendment or supplement thereto submitted to the SEC in connection with the transactions contemplated by this Agreement.

(b) NW Corp. will use its reasonable best efforts and cause each of the Applicable Entities, as applicable, to use their respective reasonable best efforts to, in accordance with Law, as promptly as practicable following the date of this Agreement, cause each NWD Fund to (i) file supplements or amendments to each NWD Fund’s prospectus forming a part of its registration statement, which supplements or amendments shall reflect changes as necessary in each NWD Fund’s affairs as a consequence of the transactions contemplated by this Agreement and (ii) make any other filing necessary under applicable Laws to satisfy disclosure requirements to enable the public distribution of the shares of that NWD Fund to continue.

5.10 Transfer of the Gartmore SA Transferred Assets and Assumption of Gartmore SA Assumed Liabilities.

(a) Prior to the Closing, NW Corp. will cause Gartmore SA to sell, transfer, assign, convey and deliver to Gartmore Investors Services, free and clear of all Liens, all of the business and operations of Gartmore SA related to the administration of the NWD Funds and all of the Assets and properties of Gartmore SA of every kind and description, wherever located, real, personal or mixed, tangible or intangible, used primarily in connection with the administration of the NWD Funds as the same shall exist on the Closing Date (herein collectively called the “Gartmore SA Transferred Assets”), including all right, title and interest of Seller in, to and under the Assets described in Section 5.10(a) of the Disclosure Schedule but excluding those Assets identified as excluded in Section 5.10(a) of the Disclosure Schedule.

(b) Concurrently with the sale, transfer, assignment, conveyance and delivery by Gartmore SA to Gartmore Investors Services of the Gartmore SA Transferred Assets and in consideration thereof, NW Corp. shall cause Gartmore Investors Services to assume and agree to discharge, in accordance with their respective terms and subject to the respective conditions thereof, all Liabilities and obligations of Gartmore SA to be paid or performed after the date of such sale, transfer, assignment, conveyance and delivery under the agreements set forth or described in Section 5.10(b) of the Disclosure Schedule (such Liabilities and obligations being referred to herein as the “Gartmore SA Assumed Liabilities”).

5.11 Conversion of Gartmore Distribution Services; Merger of Gartmore Investors Services; Gartmore MF Capital Trust Tax Election.

(a) Prior to the Closing, NW Corp. shall cause Gartmore Distribution Services to convert to a limited liability company formed under the laws of the State of Delaware (such conversion being referred to herein as the “Gartmore Distribution Services Conversion”). The Gartmore Distribution Services Conversion shall be effected in accordance with Section 266 of the General Corporation Law of the State of Delaware and Section 18-214 of the Delaware Limited Liability Company Act and pursuant to a certificate of conversion reasonably acceptable to NFS and shall result in the conversion of the issued and outstanding shares of capital stock of Gartmore Distribution Services into limited liability interests. Such limited liability company shall be named “Gartmore Distribution Services, LLC,” and shall be governed by a certificate of formation and a limited liability company agreement that are reasonably acceptable to NFS.

(b) Prior to the Closing, NW Corp. shall cause Gartmore Investors Services to merge with and into a limited liability company formed under the laws of the State of Delaware (such merger being referred to herein as the “Gartmore Investors Services Merger”) and such limited liability company will be the surviving entity, with the issued and outstanding shares of capital stock of Gartmore Investors Services converting into and becoming limited liability interests of the surviving entity. The Gartmore Investors Services Merger shall be effected in accordance with Section 18-209 of the Delaware Limited Liability Company Act and Section 1701.79 of the Ohio Revised Code and pursuant to an agreement or plan of merger reasonably acceptable to NFS. Such limited liability company shall be named “Gartmore Investors Services, LLC,” and shall be governed by a certificate of formation and a limited liability company agreement that are reasonably acceptable to NFS.

(c) Immediately prior to the Closing, NW Corp. shall cause Gartmore MF Capital Trust to elect to be treated as a disregarded entity for federal and applicable state income Tax purposes.

5.12 Transition Services Agreement. NW Corp. and NFS understand that (a) the Applicable Entities receive products and services pursuant to written and unwritten agreements or arrangements with NWD or its Affiliates (other than the Applicable Entities) some of which involve the provision of products or services by NWD or its Affiliates from products or services they receive from third parties (the “NFS Received Services”) and (b) the Applicable Entities (including pursuant to the assets of Gartmore SA to be acquired by Gartmore Investors Services) provide product and services pursuant to written and unwritten agreements and arrangements with NWD and its Affiliates (other than the Applicable Entities) some of which involve the provision of products or services by NWD or its Affiliates from products or services they receive from third parties (the “NFS Provided Services”). The NFS Received Services include those set forth in Section 5.12(i) of the Disclosure Schedule and the NFS Provided Services include those set forth in Section 5.12(ii) of the Disclosure Schedule. Prior to the Closing Date, the Parties shall, and shall cause their Affiliates, with respect to each such product or service provided, in good faith work out: (i) arrangements to transition the provision of such products or services directly to the receiving entity by any third party provider or (ii) provide appropriate transition services arrangements in the form of a transaction services agreement or agreements. The foregoing shall cover any products or services necessary to operate the business associated with the Non-Acquisition Assets. Any of the foregoing products and services shall be provided at arms length terms for a period of up to one year after the Closing, unless a longer period is agreed upon by the parties.

5.13 2006 Audited Financials. Prior to the Closing, NW Corp. shall cause to be prepared and delivered to NFS audited balance sheets for the Applicable Entities as of December 31, 2006.

5.14 River Road Sublease. Prior to the Closing, NFS shall and NW Corp. shall, and shall cause Nationwide Mutual Insurance Company to, negotiate in good faith and cooperate with one another to execute a sublease agreement for the real property leased under that certain

Lease, dated May 26, 1999 (the “River Road Lease”), between River Park II Associates, L.P., as lessor, and Nationwide Mutual Insurance Company, and, if required under the River Road Lease, obtain the consent of such lessor (such sublease shall cover any relevant leasehold improvements). The terms of such sublease shall be substantially similar to the terms of River Road Lease and shall encompass all of the real property leased under the River Road Lease.

ARTICLE VI

PRE-CLOSING COVENANTS OF NFS

NFS covenants and agrees to take the following actions between the date hereof and the Closing Date:

6.1 General. NFS will use its reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

6.2 Notice of Developments. NFS will give written notice to NW Corp. of any material development which causes or is reasonably likely to cause a breach of any of its own representations and warranties within five (5) days after any person listed in the definition of “Knowledge of NFS” becomes aware of any such development; provided, however, NFS agrees that this Section 6.2 shall in no way limit or waive the remedies available to NW Corp.

6.3 Notices and Consents. NFS will give any necessary notices to third parties and will use its reasonable best efforts to obtain any third party consents, in each case that are required of NFS in order to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, NFS will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents and approvals of Governmental Entities that are required of NFS in connection with the matters referred to herein.

6.4 Proxy Materials; Supplemental Prospectuses. NFS will furnish to NW Corp. such information and data concerning NFS as shall be reasonably required to be included in any of the proxy materials or prospectuses to be furnished to the shareholders of the NWD Funds pursuant to Section 5.9 and will cooperate and use reasonable best efforts to assist in obtaining such consents.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF NW CORP.

The obligations of NW Corp. hereunder are subject to the satisfaction or waiver of the following conditions:

7.1 Accuracy of Representations and Warranties. The representations and warranties made by NFS herein and in the Disclosure Schedule shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “NFS Material Adverse Effect” set forth therein) on the Closing Date, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “NFS Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a NFS Material Adverse Effect. The statement in the preceding sentence shall be confirmed in writing at the Closing by NFS.

7.2 Performance by NFS. All of the terms and conditions of this Agreement to be complied with and performed by NFS on or before the Closing Date shall have been complied with and performed in all material respects.

7.3 Legal Challenge. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect or threatened in writing; provided, however, that any party invoking this condition shall use its reasonable best efforts to have any such order or injunction vacated.

7.4 Approvals; No Prohibition. All governmental and regulatory approvals necessary for the consummation of the transactions contemplated hereby shall have been obtained, and no statute, rule, regulation or order of any court or administrative agency shall be in effect which prohibits NFS or NW Corp. from consummating the transactions contemplated hereby.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF NFS

The obligations of NFS hereunder are subject to the satisfaction or waiver of the following conditions:

8.1 Accuracy of Representations and Warranties. The representations and warranties made by NW Corp. herein and in the Disclosure Schedule shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “NWD Material Adverse Effect” set forth therein) on the Closing Date, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “NWD Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a NWD Material Adverse Effect. The statement in the preceding sentence shall be confirmed in writing at the Closing by NW Corp.

8.2 Performance by NW Corp. All of the terms and conditions of this Agreement to be complied with and performed by NW Corp. on or before the Closing Date shall have been complied with and performed in all material respects.

8.3 Legal Challenge. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect or threatened in writing; provided, however, that any party invoking this condition shall use its reasonable best efforts to have any such order or injunction vacated.

8.4 Approvals; No Prohibition. All governmental and regulatory approvals (including the approvals of any Self-Regulatory organizations) necessary for the consummation of the transactions contemplated hereby shall have been obtained, and no statute, rule, regulation or order of any court or administrative agency shall be in effect which prohibits NFS or NW Corp. from consummating the transactions contemplated hereby.

8.5 Transfer of the Gartmore SA Transferred Assets. The sale, transfer, assignment, conveyance and delivery to Gartmore Investors Services of the Gartmore SA Transferred Assets shall have occurred, as contemplated by Section 5.10.

8.6 NWD Fund Consents. The relevant Applicable Entities shall have received NWD Fund Consents relating to the assignment of Investment Advisory Arrangements as contemplated by this Agreement from NWD Funds whose aggregate total amount of mutual fund assets under management with the Applicable Entities (as reflected on the books and records of the Applicable Entities), other than mutual fund assets under management related to the Non-Acquisition Assets, at the close of business on a date that is not earlier than five (5) Business Days prior to Closing (the “AUM Measurement Date”) is no less than seventy-five percent (75%) of the aggregate total amount of mutual fund assets under management with the Applicable Entities (as reflected on the books and records of the Applicable Entities), other than mutual fund assets under management related to the Non-Acquisition Assets, at the close of business on the AUM Measurement Date. NW Corp. shall have provided to NFS a certificate of an officer of NW Corp. attesting to the NWD Fund Consents that have been received and including the aggregate amount of NWD Fund Consents received with respect to each NWD Fund and a written calculation of assets under management (itemized to reflect assets under management with each NWD Fund) at the close of business on the AUM Measurement Date.

8.7 No NWD Material Adverse Effect. Between the date hereof and the Closing Date, there shall not have occurred any changes, events, developments or circumstances that have had or would reasonably be expected to have, individually or in the aggregate, a NWD Material Adverse Effect.

8.8 Gartmore Distribution Services Conversion and Gartmore Investors Services Merger. The Gartmore Distribution Services Conversion and Gartmore Investors Services Merger shall have occurred, as contemplated by Section 5.11.

ARTICLE IX

ACTIONS AT THE CLOSING BY NW CORP.

9.1 Closing Deliveries of NW Corp. At the Closing, NW Corp. shall deliver to NFS:

(a) Assignments or other documents of transfer, in form and substance reasonably acceptable to NFS evidencing (i) the transfer by NWD to NFS of the Gartmore MF Capital Trust Interests and (ii) the transfer by NW Asset Management to NFS of the Gartmore Distribution Services LLC Interests and the Gartmore Investors Services LLC Interests;

(b) A certificate of an officer of NW Corp. attesting that: (i) NW Corp. has caused a reasonable examination as to the representations and warranties of NW Corp. set forth herein and (ii) the conditions set forth in Sections 8.1 and 8.2 are satisfied; and

(c) Such other documents as may be necessary or appropriate, in the reasonable opinion of NFS or its counsel, to evidence the authorization of, and to effect the transactions contemplated by, this Agreement.

ARTICLE X

ACTIONS AT THE CLOSING BY NFS

10.1 Closing Deliveries of NFS. At the Closing, NFS shall deliver to NW Corp.:

(a) A certificate of an officer of NFS attesting that: (i) NFS has caused a reasonable examination as to the representations and warranties of NFS set forth herein and (ii) the conditions set forth in Sections 7.1 and 7.2 are satisfied; and

(b) Such other documents as may be necessary or appropriate, in the reasonable opinion of NW Corp. or its counsel, to evidence the authorization of, and to effect the transactions contemplated by, this Agreement.

ARTICLE XI

TAX MATTERS

11.1 Payment of Transaction Taxes. NFS will pay any and all real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax or other similar Tax payable in connection with or as a result of the transactions contemplated under this Agreement (not including the Gartmore Distribution Services Conversion and Gartmore Investors Services Merger or the transfer of the Gartmore SA Transferred Assets contemplated by Section 5.10). NFS and NW Corp. agree to cooperate to determine the amount of such Taxes. NFS and NW Corp. will cooperate in preparing such forms and will execute and deliver such affidavits and forms as are reasonably requested by the other party.

11.2 Cooperation. NFS and NW Corp. agree to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Business as is reasonably necessary for the preparation and filing of any Return, for the preparation for and proof of facts during any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters and for the answer of any governmental or regulatory inquiry relating to Tax matters.

11.3 Indemnification. Notwithstanding anything to the contrary contained in this Agreement, (a) NW Corp. shall indemnify and hold NFS and its Subsidiaries harmless from and against (i) all Taxes imposed on any of the Applicable Entities, or for which any of the Applicable Entities may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date (including any obligations to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to any Company Group) and (ii) Fifty Percent (50%) of any additional federal income Taxes payable by NFS, the Applicable Entities or any of their respective Affiliates that would not have been payable absent a breach of a representation or warranty of NW Corp. set forth in this Article XI, which breach results in a reduction in the ability to amortize the Purchase Price as a Section 197 intangible (as such term is defined in Section 197(d)(1) of the Code); provided, however, that NW Corp. shall not be liable for or pay, nor shall it indemnify or hold harmless NFS or any of its Subsidiaries from and against (x) any Tax Liability, to the extent such Tax Liability is reflected as a Liability or reserve for Tax Liabilities in the Valuation Date Balance Sheet and taken into account as a reduction in the Final Tangible Stockholders’ Equity, (y) any Taxes imposed on any of the Applicable Entities that are either unrelated to NWD or any of the Applicable Entities and are imposed solely as a result of having been a member of the Company Group of which NFS was the common parent or imposed with respect to a Tax period prior to NW Corp.’s acquisition of NWD and provided further, that NW. Corp.’s aggregate liability under Section 11.3(a)(ii) shall not exceed Twenty-Five Million Dollars ($25,000,000) and (b) NFS shall indemnify and hold NW Corp. and its Subsidiaries harmless from and against any Tax Liability, to the extent such Tax Liability is reflected as a Liability or reserve for Tax Liabilities in the Valuation Date Balance Sheet and taken into account as a reduction in the Final Tangible Stockholders’ Equity. NW Corp. shall be entitled to any Tax refund received by or on behalf of the Applicable Entities with respect to any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, except to the extent that such Tax refund is reflected as an Asset in the Valuation Date Balance Sheet and taken into account as an increase in the Final Tangible Stockholders’ Equity.

11.4 Tax Returns. NW Corp. shall file or cause to be filed when due all Returns that are required to be filed by or with respect to NWD and any of the Applicable Entities for taxable years or periods ending on or before the Closing Date and shall pay any Taxes due in respect of such Returns, and NFS shall cause to be filed when due all Returns that are required to be filed by or with respect to NWD and any of the Applicable Entities for taxable years or periods ending after the Closing Date and shall remit any Taxes due in respect of such Returns. NW Corp. will pay NFS the Taxes for which NW Corp. is liable pursuant to Section 11.3 (but which are payable with Returns to be filed by NFS pursuant to the previous sentence) within 5 days prior to the due date for the filing of such Tax Returns.

11.5 Taxes for Short Taxable Year. For purposes of Sections 11.3 and 11.4, whenever it is necessary to determine liability for taxes with respect to a Straddle Period, the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming the relevant Applicable Entity had a taxable year or period which ended at the close of the Closing Date, except that Taxes, exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis.

11.6 Tax Treatment; Allocation of the Purchase Price.

(a) Provided that NFS complies with the covenant set forth in the third sentence of this Section 11.6(a), NW Corp. represents and warrants that, immediately prior to the Closing, each of the Applicable Entities will be treated as a disregarded entity for federal income tax purposes. Accordingly, NW Corp. and NFS shall treat the purchase of the Interests as a purchase of the Assets of the Applicable Entities for federal and applicable state and local income tax purposes and shall not take, or cause to be taken, any action that would be inconsistent with such treatment. NFS further covenants that it will not cause the Applicable Entities to be treated as regarded entities for federal income tax purposes if such action would jeopardize such treatment. NW Corp. further represents and warrants that the portion of the Purchase Price allocable to any “section 197 intangible” (as defined in Section 197(d)(1) of the Code) shall be fully amortizable under Section 197 of the Code by NFS (or the applicable purchasing entity) for federal income tax purposes and not subject to any “anti-churning” or similar limitation described in Section 197 of the Code.

(b) Within sixty (60) days following the completion of the Valuation Date Balance Sheet, NFS shall deliver to NW Corp. a schedule (the “Preliminary Allocation Schedule”) allocating the Purchase Price and any other consideration deemed paid for the Assets of the Applicable Entities among the Assets of the Applicable Entities. NW Corp. agrees that promptly upon receiving said Preliminary Allocation Schedule, it shall, to the extent it deems necessary, negotiate with NFS to agree on revisions to the Preliminary Allocation Schedule (as agreed between NW Corp. and NFS, the “Allocation Schedule”). The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder.

(c) If, within thirty (30) days following the delivery of the Preliminary Allocation Schedule by NFS to NW Corp., NFS and NW Corp. are unable to agree on an Allocation Schedule, NFS shall promptly cause an independent appraiser selected by NFS and NW Corp. (the “Appraiser”) to conduct and to deliver to NFS and NW Corp., within sixty (60) days following delivery of the Preliminary Allocation Schedule by NFS to NW Corp., an appraisal (the “Appraisal”) of the fair market value as of the Closing Date of the Assets each of the Applicable Entities. The cost of the Appraisal shall be paid one-half by NFS and one-half by NW Corp.

(d) Within sixty (60) days following receipt of the Appraisal, NFS shall deliver to NW Corp. a schedule (the “Revised Allocation Schedule”) allocating the Purchase Price and any other consideration deemed paid for the Assets of the Applicable Entities among the Assets of the Applicable Entities. The Revised Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder and in accordance with the Appraisal.

NFS and NW Corp. each agrees to file all federal, state, local and foreign Returns in accordance with the Allocation Schedule or the Revised Allocation Schedule, as the case may be, and not to take, or cause to be taken, any action that would be inconsistent with such Allocation Schedule or Revised Allocation Schedule.

11.7 Contest Provisions. NFS shall promptly notify NW Corp. in writing upon receipt by NFS or any of its Affiliates of notice of any pending or threatened federal, state, local or foreign income or franchise tax audits or assessments that may affect the Taxes for which NW Corp. would be required to indemnify NFS pursuant to Section 11.3; provided, however, that failure to comply with this provision shall not affect the right of NFS to indemnification hereunder, except to the extent that the NW Corp. is materially prejudiced by such failure. At its election, NW Corp. shall be entitled to participate in the defense of any claim for Taxes for which it may be required to make an indemnification payment under Section 11.3 and shall be entitled to control the defense of any claim for Taxes relating to a period ending on or prior to the Closing Date. In any case, neither NFS, any Applicable Entity, nor any of their Affiliates may agree to settle any Tax claim for the portion of the year or period ending on or before the Closing Date that may be the subject of indemnification by NW Corp. under Section 11.3 or for any Tax claim relating to Taxes described in Section 11.3(a)(ii) without their receipt of the prior written consent of NW Corp., which consent shall not be unreasonably withheld.

ARTICLE XII

TERMINATION AND REMEDIES

12.1 Termination of Agreement. The parties may terminate this Agreement as provided below:

(a) The parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) NFS may terminate this Agreement by giving written notice to NW Corp. at any time prior to the Closing: (i) in the event NW Corp. has breached any representation, warranty, or covenant contained in this Agreement if such breach would give rise to a failure to satisfy a condition to the obligations of NFS contained in Article VIII, NFS has notified NW Corp. of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach, or (ii) if the Closing shall not have occurred on or before the date that is the six month anniversary of this Agreement (the “Termination Date”), by reason of the failure of any condition precedent hereunder (unless the failure resulted primarily from NFS itself breaching any representation, warranty, or covenant contained in this Agreement); and

(c) NW Corp. may terminate this Agreement by giving written notice to NFS at any time prior to the Closing: (i) in the event NFS has breached any representation, warranty, or covenant contained in this Agreement if such breach would give rise to a failure to satisfy a condition to the obligations of NW Corp. contained in Article VII, NW Corp. has notified NFS of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach, or (ii) if the Closing shall not have occurred on or before the Termination Date, by reason of the failure of any condition precedent hereunder (unless the failure resulted primarily from NW Corp. itself (or any of the Applicable Entities) breaching any representation, warranty, or covenant contained in this Agreement).

ARTICLE XIII

GENERAL SURVIVAL; INDEMNIFICATION; ADDITIONAL AGREEMENTS

13.1 Survival of Representations. (a) The representations and warranties made by NW Corp. in Article III (including the Disclosure Schedule and the certificate delivered in accordance with Section 9.1(b), insofar as the Disclosure Schedule and such certificate relate to such representations and warranties) or elsewhere in this Agreement shall survive one (1) year after the Closing Date; provided, however, that, notwithstanding the foregoing, the representations and warranties made in Sections 3.4 and 3.6 shall survive until the expiration of the statute of limitations applicable to each claim or event as to which a breach of such representation or warranty is based or asserted (the last day of the applicable survival period being referred to as the “Cut-Off Date”).

(b) The representations and warranties made by NFS in Article IV (including the certificate delivered in accordance with Section 10.1(a), insofar as such certificate relates to such representations and warranties) shall survive until the Cut-Off Date.

13.2 Indemnification. (a) From and after the Closing, NW Corp. shall indemnify and hold NFS harmless from and against any and all Liabilities whatsoever (including reasonable fees of legal counsel and related disbursements) (collectively, “Damages”) incurred or suffered by NFS (including the Applicable Entities) as a result of or related to any breach of any representation, warranty, covenant (other than with respect to Section 5.3(a)-(d) or Section 5.6), or agreement made by NW Corp. in this Agreement or in any certificate, schedule or exhibit delivered pursuant hereto.

(b) From and after the Closing, NFS shall indemnify and hold NW Corp. harmless from and against any and all Damages incurred by NW Corp. as a result of or related to: (i) any breach of any representation, warranty, covenant and agreement made by NFS in this Agreement or in any certificate, schedule, exhibit or agreement delivered pursuant hereto; and (ii) any Liabilities in connection with or relating to the operation of the Business of the Applicable Entities that first arise after the Closing Date (other than to the extent related to the Non-Acquisition Assets, for which NW Corp. agrees to indemnify NFS pursuant to Section 13.4).

(c) If any suit, action, proceeding (including any governmental or regulatory investigation), claim, or demand shall be brought or asserted against any party in respect of which indemnity may be sought pursuant to this Section 13.2, such party (the “Indemnified Party”) shall promptly give written notice thereof to the party against whom such indemnity may be sought (the “Indemnifying Party”); provided, that failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it shall have been prejudiced by such failure. The notice shall state the information then available regarding the amount of the claim or Damages and shall specify the provision or provisions of this Agreement under which the right to indemnification is being asserted. If within thirty (30) days after receiving such notice, the Indemnifying Party gives written notice to the Indemnified Party stating that it intends to defend against such claim or Damages at its own cost and expense, the defense (including the right to settle or compromise such action) of such matter, including selection of counsel (subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld) and the sole power to direct and control such defense, shall be by the Indemnifying Party and the Indemnified Party shall make no payment in respect of such claim or Damages to any third party as long as the Indemnifying Party is conducting a good faith and diligent defense. In any such defense, the Indemnifying Party will consult with the Indemnified Party in connection with the Indemnifying Party’s defense. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, at its own cost and expense unless: (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the contrary; (ii) the Indemnifying Party has failed within a reasonable time to retain counsel, in which event the Indemnified Party shall have the right to retain counsel at the expense of the Indemnifying Party; or (iii) the named parties in any such proceeding (including any interpleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for the Indemnified Party, and that all such fees and expenses shall be reimbursed as they are incurred. Any such separate firm sought to be retained by the Indemnified Party with respect to which the Indemnified Party seeks to be indemnified by the Indemnifying Party shall be designated in writing by the Indemnified Party. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent (which shall not be unreasonably withheld), but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify any Indemnified Party from and against any Liability by reason of such settlement or judgment. Notwithstanding the foregoing, if at any time an Indemnified Party shall have requested an Indemnifying Party to reimburse an Indemnified Party for fees and expenses of counsel as contemplated herein, the Indemnifying Party agrees that it shall be liable for any settlement of any proceeding effected without its written consent herein if: (i) such settlement is entered into more than forty-five (45) days after receipt by such Indemnifying Party of the aforesaid request; (ii) such Indemnifying Party shall not have reimbursed the Indemnified Party in accordance with such request (other than due to a reasonable dispute as to the validity of such request) prior to the date of settlement; and (iii) such settlement does not impose any obligations on the Indemnifying Party other than the payment of money. If no such notice of intent to dispute and defend is given by the Indemnifying Party, or if such diligent good faith defense is not being or ceases to be conducted, the Indemnified Party shall, at the expense of the Indemnifying Party, undertake the defense of such claim or Damages with counsel selected by the Indemnified Party, and shall have the right to compromise or settle the same exercising reasonable business judgment. The Indemnified Party shall make available all information and assistance that the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense. Notwithstanding anything herein to the contrary, the Indemnifying Party shall have the right to settle all claims of third parties for which indemnification is payable hereunder without the consent of the Indemnified Party so long as such settlement releases the Indemnified Party from all Liability for or in connection with such action.

(d) Notwithstanding anything herein to the contrary: (i) no claim by any Indemnified Party against an Indemnifying Party, which claim relates to a breach of a representation or warranty made in this Agreement may be made unless notice of such breach is given in accordance with this Article XIII prior to the expiration of the thirty (30) day period immediately following the relevant Cut-Off Date; (ii) the Indemnifying Party shall not have any Liability hereunder unless the aggregate amount of all Damages incurred by the Indemnified Party for which the Indemnifying Party would, but for this provision, be liable exceeds on a cumulative basis an amount equal to Five Million, Six Hundred Thousand Dollars ($5,600,000) (the “Basket”) and then only to the extent of such excess; and (iii) the maximum aggregate Liability of the Indemnifying Party under this Section 13.2 shall not exceed the amount of Fifty Million Dollars ($50,000,000) (the “Cap”); provided, however, that, notwithstanding the foregoing, the Basket and Cap shall not apply with respect to Article II and Sections 3.4, 3.6, 5.10, 5.11, 5.12, 5.14, 13.3, 13.4, 13.5, 13.6, 13.7 and 14.1.

(e) Any payment by an Indemnifying Party for indemnification under this Article XIII shall be made (i) on an After-Tax Basis and (ii) net of any insurance proceeds actually received in respect of the matters giving rise to the claim for Damages. To the extent such payment can be properly so characterized under applicable Tax law, indemnification payments under this Article XIII shall be treated by the parties as an adjustment to the Purchase Price.

(f) To the extent required by Law, each of the parties agrees to take all reasonable steps to mitigate their respective Damages upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Damages that are indemnifiable hereunder.

(f) Except for fraud and remedies that cannot be waived as a matter of law and injunctive and provisional relief (including specific performance) and except with respect to Tax matters which shall be subject to the provisions of Article XI (which shall be unconditional and absolute and shall remain in effect until the expiration of the applicable statute of limitations), if the Closing occurs, Section 11.3 and this Section 13.2 shall be the exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement) or otherwise with respect to this Agreement or in respect of the sale of the Interests.

13.3 Permitted Dividend. From time to time prior to the Closing, NW Corp. may cause any Applicable Entity to distribute to its stockholder or unitholder, as applicable, a dividend in an amount equal to cash and investment Assets on hand (the “Permitted Dividend”). NW Corp. hereby expressly acknowledges that NFS and, following the Closing, the Applicable Entities shall have no Liability with respect to the Permitted Dividend.

13.4 Disposition of Non-Acquisition Assets.

(a) NW Corp. acknowledges and agrees that it shall use its reasonable best efforts to cause the Applicable Entities to sell or otherwise transfer for value the Non-Acquisition Assets prior to the Closing, and NFS will work with NW Corp. in good faith to effect such Non-Acquisition Asset Sale or Sales. Such sale or transfer may be in one or more transactions, with one or more third parties (each a “Non-Acquisition Asset Sale”), and the proceeds of any such Non-Acquisition Asset Sale shall be distributed by the Applicable Entity to NW Corp. or one or more of its Affiliates immediately after the consummation of any such transaction.

(b) In the event that Non-Acquisition Assets have not been sold or transferred prior to the Closing pursuant to Section 13.4(a), NFS and NW Corp. shall use their reasonable best efforts and work together in good faith for a period of nine months following the Closing (the “Sale Period”) to facilitate one or more Non-Acquisition Asset Sales with respect to such remaining Non-Acquisition Assets as soon as practicable following the Closing Date. The form of the disposition agreement and any related agreements in respect of any such Non-Acquisition Asset Sale (“Sale Documents”) shall be as reasonably agreed upon by NFS and NW Corp. and, if requested in writing by NW Corp., shall include a covenant by NFS to use its reasonable best efforts to cause the potential purchaser thereunder to become the investment adviser to the relevant Non-Acquisition Funds, subject to applicable Law and any required approvals of the fund board and shareholders of any such Non-Acquisition Funds. Within five (5) Business Days after the consummation of any such Non-Acquisition Asset Sale, NFS will pay to NW Corp. any proceeds it receives in respect thereof (net of all out-of-pocket costs and expenses associated with such disposition, including any and all marketing, legal, accounting and other expenses required in connection therewith and including reimbursement of any Taxes paid or payable by NFS in respect thereof). NW Corp. agrees to indemnify and hold harmless NFS from any and all Liabilities under any Sale Documents and for any and all Liabilities, costs and expenses incurred in respect of any activities in connection with any Non-Acquisition Asset Sale, whether or not consummated. After the expiration of the Sale Period, NFS shall have no further obligation in respect of the Non-Acquisition Assets under this Agreement or otherwise, except to the extent of any breach of this Section 13.4.

(c) NFS and NW Corp. shall cooperate in good faith and use their respective reasonable best efforts to offer any Person that acquires portfolio management capabilities in connection with a Non-Acquisition Asset Sale pursuant to this Section 13.4 the right to serve as a sub-advisor to any NWD Fund for which one of the Applicable Entities is serving as advisor on the date of this Agreement. The terms (including the sub-advisory fees) of any such arrangement, which may include an interim advisory contract that has been approved by the applicable Fund Board pursuant to Rule 15a-4 under the Investment Company Act, shall be as mutually approved by NFS and NW Corp., which approval shall not be unreasonably withheld by either party. NFS will provide reasonable assurance in a form mutually agreed upon by NFS and NW Corp. that NFS has no then current intention to materially alter any such sub-advisory arrangement; provided, however, that nothing contained in this Section 13.14 shall affect NFS’s ability to seek or cause the termination of any such sub-advisory arrangement at any time consistent with its fiduciary duties and subject to customary market performance standards. Any proposed purchaser of any Non-Acquisition Assets (whether the contemplated sale occurs before or after the Closing) that proposes to become a sub-advisor to any NWD Fund pursuant to this subsection (c) must be approved in writing as a sub-advisor by NFS, such approval not to be unreasonably withheld.

(d) Any payments required to be made in respect of Active Management Severance Obligations shall be shared equally by NW Corp. and NFS. In the event such amounts are paid by NW Corp. or the Applicable Entities on or prior to Closing or NW Corp. after the Closing, NW Corp. shall be entitled to reimbursement from NFS at the Closing for NFS’s share of such payments not later than five (5) Business Days following written notice to NFS that such payment was made. In the event such amounts are paid by NFS or the Applicable Entities after the Closing, NFS shall be entitled to reimbursement from NW Corp. for NW Corp.’s share of such payment not later than five (5) Business Days following written notice to NW Corp. that such payment was made. The covenants contained in this Section 13.4(d) shall expire on the two-year anniversary of the Closing Date. In no event shall NFS be required to reimburse NW Corp. for any amount payable to an employee that has been reassigned to another NW Corp. business unit.

(e) Any payment by an Applicable Entity under this Article XIII shall be treated by the parties as an adjustment to the Purchase Price.

(f) The Employees listed on Section 3.7(f) of the Disclosure Schedule will be retained and continue to be employed by Gartmore SA following the Closing and shall be seconded to Gartmore MF Capital Trust on the terms of and subject to an appropriate employee services agreement (which agreement shall be executed at Closing) reasonably agreeable to NFS and NW Corp., except that the cost for such employees’ services shall be the actual cost of compensation and benefits for such employees. As indicated in Section 5.12, the Applicable Entities will receive, in connection with the operation of the business associated with the Non-Acquisition Assets following Closing, certain products and services from NWD and its Affiliates (some of which products and services may be obtained from third parties) and that the expense associated with such products and services used in connection with the business associated with the Non Acquisition Assets shall be borne by the Applicable Entities post Closing. Except as otherwise expressly set forth herein (including Section 13.4(d)), after the Closing the Applicable Entities shall be responsible for the foregoing costs and for all other costs and expenses associated with the operation of the business conducted by the Non Acquisition Assets, including the cost and expenses related to the lease and operations of the property known as “Five Tower Bridge” (except the Applicable Entities will not be responsible for any such costs and expenses incurred after the nine month anniversary of the Closing Date); provided, however, that the aggregate amount of such costs shall not exceed the revenues derived by NFS from the operations of the Non-Acquisition Assets.

(g) The Basket and the Cap shall not apply to any indemnification or other payment obligation under this Section 13.4.

13.5 Certain Seed Capital Investments. NW Corp. acknowledges and agrees that it shall leave invested in the NWD Funds and not redeem, or cause to be redeemed, the investments set forth in Section 13.5 of the Disclosure Schedule for a period of up to six months following the Closing Date, as set forth in Section 13.5 of the Disclosure Schedule, and, upon written request from NW Corp., NFS will acquire such investments from NW Corp. for cash at net asset value.

13.6 Section 15(f) of the Investment Company Act. NFS acknowledges that NW Corp. has entered into this Agreement in reliance upon the benefits and protections provided by Section 15(f) of the Investment Company Act. In furtherance (and not limitation) of the foregoing, NFS will conduct its Business and will use its reasonable best efforts to cause each of its Affiliates to conduct its Business to enable the following to be true regarding Section 15(f) of the Investment Company Act in relation to any NWD Fund for which NFS will provide investment advisory or sub-advisory services: (a) for a period of not less than three (3) years after the Closing Date, no more than 25% of the members of each Fund Board will be “interested persons” (as defined in the Investment Company Act) of NW Corp. or NFS or any of their respective Affiliates and (b) for a period of not less than two (2) years after the Closing Date, neither NFS nor any of its Affiliates will impose an “unfair burden” (as defined in the Investment Company Act) on any such NWD Fund in connection with the transactions contemplated by this Agreement.

13.7 WARN Act; Employee Matters. (a) NFS shall be solely responsible for any Liability arising under the Worker Adjustment Retraining and Notification Act (the “WARN Act”) relating to the termination of employment of Affected Employees on or after the Closing Date. NW Corp. shall be solely responsible for any Liability arising under the WARN Act relating to the termination of employment of Employees prior to the Closing. NW Corp. shall, and shall cause NWD and its Subsidiaries to, cooperate with NFS and take such actions prior to the Closing as are necessary to assist NFS in satisfying any actual or potential obligations pursuant to the WARN Act (or any comparable state or local law) that NFS, NW Corp., any of the Applicable Entities, or any of their respective successors or assigns, may have before, on or after the Closing arising out of or relating to, in whole or in part, any decision made or action taken on or after the Closing (including any termination of employment, reduction in hours or layoff) with respect to any Affected Employees, including providing NFS prior to the Closing with such information regarding the Affected Employees (including name, date of hire, employer and place of employment) as NFS may reasonably request. Notwithstanding the foregoing, no

WARN Act notices may be sent to Affected Employees prior to the Closing Date without the prior written approval of NW Corp.

(b) As to matters that are not the subject of any written agreement, at the Closing, NW Corp. shall cause the programs and/or policies listed in items (c), (d), (e), (f) and (g) of Section 3.13(d) of the Disclosure Schedules to be rescinded or otherwise terminated as to the Employees of the Applicable Entities and such programs and/or policies will be replaced with any similar programs and/or policies in place at NFS.

ARTICLE XIV

GENERAL PROVISIONS

14.1 Expenses. Except as otherwise provided herein, all fees, commissions, and other expenses incurred by NFS or NW Corp. in connection with the negotiation of this Agreement and in preparing to consummate the transactions contemplated hereby, including the fees and expenses of their respective counsel and other advisors, shall be borne by the party incurring such fee, commission, or expense. Attached as Section 14.1 of the Disclosure Schedule is a list containing the parties’ good faith reasonable estimate of the Covered Expenses (as defined below). NFS shall pay to NW Corp as additional Purchase Price hereunder an amount equal to 100% of the amount of all fees, expenses and other out of pocket costs incurred relating to the mutual funds advised by the Applicable Entities and their respective shareholders in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of outside counsel for such mutual funds and the counsel of the independent directors/trustees of such funds and all proxy preparation and solicitation costs and expenses (the “Covered Expenses”) up to $1,000,000 and 50% of all Covered Expenses in excess of $1,000,000 subject to the provision of providing appropriate evidence thereof.

14.2 Execution in Counterparts; Binding Effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original copy and all of which together shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other parties.

14.3 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio, without giving effect to the choice of law provisions thereof.

14.4 Notices. (a) Service of process, and any other notices or other communications required or permitted under this Agreement, shall be given in writing and delivered personally, sent by confirmed facsimile or electronic transmission, mailed first class or sent by overnight courier guaranteeing next-day delivery, addressed as follows:

(i)	If to NW Corp.:	Nationwide Corporation
One Nationwide Plaza, 1-37-01
Columbus, Ohio 43215
		Attention:	Robert A. Rosholt
Executive Vice President, CFO
Facsimile: (614) 249-2223

E-mail: rosholr@nationwide.com

	with a copy to:	Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Mark J. Menting, Esq.
Facsimile: (212) 558-3588
E-mail: mentingm@sullcrom.com

(ii)	If to NFS:	Nationwide Financial Services, Inc.
One Nationwide Plaza
Columbus, Ohio 43215
Attention: Mark R. Thresher, President and Chief Operating Officer
Facsimile: 614-249-9351
E-mail: threshm@nationwide.com

	and to:	Nationwide Financial Services, Inc.
One Nationwide Plaza, 1-35-16
Columbus, Ohio 43215
Attention: Roger Craig, Esq., Vice President – Division General Counsel
Facsimile: 614-249-9071
E-mail: craigr@nationwide.com

	with a copy to:	Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention: Thomas A. Cole, Esq. and Brian J. Fahrney, Esq.
Facsimile: 312-853-7036
E-mail: tcole@sidley.com and bfahrney@sidley.com

(b) Notices or communications required or permitted under this Agreement shall be deemed to have been received by the addressee: (i) on the date given, if delivered personally or sent by confirmed facsimile or electronic transmission; (ii) five days after the date of deposit, if mailed by first class mail; and (iii) one day after delivery to a courier, if sent by overnight courier guaranteeing next-day delivery. Either party may change the person, address or facsimile or electronic transmission number for service of process upon it or delivery of notices or other communications to it under this Agreement by delivering notice of such change to the other party in accordance with this Section 14.4.

14.5 Titles and Headings; Interpretation. Titles and headings to Articles and Sections herein, and the Table of Contents to this Agreement, are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Unless the context otherwise requires, references herein: to Articles, Sections and Exhibits mean the Articles and Sections of, and the Exhibits attached to, this Agreement. For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole.

14.6 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, heirs, executors, legal representatives and permitted assigns; provided, however, that no party shall assign any rights or delegate any of the obligations created under this Agreement without prior written consent of the other party.

14.7 No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any person (including the employees of any of the Applicable Entities), other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy, or claim under or in respect of this Agreement or any provision contained herein.

14.8 Entire Agreement. This Agreement, including the Confidentiality Agreement, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein; provided, that the Confidentiality Agreement shall terminate effective upon the Closing. No representations or warranties have been made in connection with this Agreement or the transactions contemplated hereby, or relied upon by the parties hereto, other than those expressly set forth in this Agreement and the Disclosure Schedule or in the certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, and understandings between the parties relating to the subject matter of this Agreement (other than the Confidentiality Agreement) and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any proceeding involving this Agreement.

14.9 Waivers and Amendments. Each of NW Corp. and NFS may, but shall not be obligated to, by written notice to the other: (a) extend the time for the performance of any of the obligations or other actions of the other; (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement; (c) waive compliance with any of the covenants of the other created under this Agreement; or (d) waive fulfillment of any of the conditions to its own obligations under this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar. This Agreement may be amended, modified or supplemented only by a written instrument executed by NW Corp. and NFS.

14.10 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.

14.11 Confidentiality and Announcements. (a) Except as provided in Section 14.11(b) below, none of NW Corp. or NFS, nor any of their respective Affiliates, shall publicly disclose the execution, delivery or contents of this Agreement other than: (i) with the prior written consent of the other party hereto; or (ii) as required by any applicable Law or the applicable rules of any stock exchange upon prior notice to the other party hereto.

(b) NFS and NW Corp. shall agree with each other as to the form, timing, and substance of any press release related to this Agreement or the transactions contemplated hereby, and shall consult each other as to the form, timing and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit either party, following notification to the other party if practicable, from making any disclosure which its counsel determines to be required by any applicable Law or the applicable rules of any stock exchange.

14.12 Books and Records. NW Corp agrees that from and after the Closing it will cause all of the books of account, minute books, stock record books, and other material records of each of the Applicable Entities that are in the possession or control of NW Corp. or any of its Subsidiaries to be transferred to the possession or control of the appropriate Applicable Entity.

14.13 Waiver of Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.12.

14.14 Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

[Remainder of Page Intentionally Left Blank—Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement, all as of the day and year first above written.

NATIONWIDE FINANCIAL SERVICES, INC.

By:	/s/ Timothy G. Frommeyer
Name:	Timothy G. Frommeyer
Title:	Senior Vice President & Chief Financial Officer

NATIONWIDE CORPORATION

By:	/s/ Thomas E. Barnes
Name:	Thomas E. Barnes
Title:	Vice President and Secretary

Signature Page to

Purchase Agreement

EXHIBIT A

List of Non-Acquisition Funds

1) Each of the following series of Gartmore Mutual Funds is a “Non-Acquisition Fund”:

Gartmore China Opportunities Fund

Gartmore Emerging Markets Fund

Gartmore Global Financial Services Fund

Gartmore Global Health Sciences Fund

Gartmore Global Natural Resources Fund

Gartmore Global Technology and Communications Fund

Gartmore Global Utilities Fund

Gartmore International Growth Fund

Gartmore Mid Cap Growth Leaders Fund

Gartmore Nationwide Leaders Fund

Gartmore Tax-Free Income Fund

Gartmore Small Cap Fund

Gartmore Small Cap Leaders Fund

Gartmore U.S. Growth Leaders Fund

Gartmore U.S. Growth Leaders Long-Short Fund

Gartmore Worldwide Leaders Fund

Gartmore Small Cap Core Fund

Gartmore Small Cap Value Fund

Gartmore Small Cap Growth Opportunities Fund

Gartmore Hedged Core Equity Fund

Gartmore Market Neutral Fund

2) Each of the following series of Gartmore Variable Insurance Trust is a “Non-Acquisition Fund”:

Gartmore GVIT Developing Markets Fund

EXHIBIT B

List of NWD Funds

1) Each of the following series of Gartmore Mutual Funds is a “NWD Fund”:

Gartmore Bond Fund

Gartmore Bond Index Fund

Gartmore Government Bond Fund

Gartmore Growth Fund

Gartmore International Index Fund

Gartmore Investor Destinations Aggressive Fund

Gartmore Investor Destinations Moderately Aggressive Fund

Gartmore Investor Destinations Moderate Fund

Gartmore Investor Destinations Moderately Conservative Fund

Gartmore Investor Destinations Conservative Fund

Gartmore Optimal Allocations Fund: Moderate

Gartmore Optimal Allocations Fund: Moderate Growth

Gartmore Optimal Allocations Fund: Growth

Gartmore Optimal Allocations Fund: Specialty

Gartmore Optimal Allocations Fund: Defensive

Gartmore Large Cap Value Fund

Gartmore Micro Cap Equity Fund

Gartmore Mid Cap Growth Fund

Gartmore Mid Cap Market Index Fund

Gartmore Money Market Fund

Gartmore Short Duration Bond Fund

Gartmore Enhanced Income Fund (formerly Gartmore Morley Enhanced Income Fund)

Gartmore Nationwide Fund

Gartmore S&P 500 Index Fund

Gartmore Small Cap Index Fund

Gartmore Value Opportunities Fund

2) Each of the following series of Gartmore Variable Insurance Trust is a “NWD Fund”:

American Funds GVIT Growth Fund

American Funds GVIT Global Growth Fund

American Funds GVIT Asset Allocation Fund

American Funds GVIT Bond Fund

American Funds GVIT Growth-Income Fund

Van Kampen GVIT Comstock Value Fund

GVIT International Value Fund (Formerly Dreyfus GVIT International Value Fund)

Federated GVIT High Income Bond Fund

Gartmore GVIT Emerging Markets Fund

Gartmore GVIT Global Financial Services Fund

Gartmore GVIT Global Health Sciences Fund

Gartmore GVIT Global Technology and Communications Fund

Gartmore GVIT Global Utilities Fund

Gartmore GVIT Government Bond Fund

Gartmore GVIT Growth Fund

Gartmore GVIT International Growth Fund

Gartmore GVIT Investor Destinations Aggressive Fund

Gartmore GVIT Investor Destinations Moderately Aggressive Fund

Gartmore GVIT Investor Destinations Moderate Fund

Gartmore GVIT Investor Destinations Moderately Conservative Fund

Gartmore GVIT Investor Destinations Conservative Fund

Gartmore GVIT Mid Cap Growth Fund

Gartmore GVIT Money Market Fund

Gartmore GVIT Money Market Fund II

Gartmore GVIT Nationwide Fund

Gartmore GVIT Nationwide Leaders Fund

Gartmore GVIT U.S. Growth Leaders Fund

Gartmore GVIT Worldwide Leaders Fund

GVIT Mid Cap Index Fund (Formerly Dreyfus GVIT Mid Cap Index Fund)

GVIT S&P 500 Index Fund (Formerly GVIT Equity 500 Index Fund)

GVIT Small Company Fund

GVIT Small Cap Growth Fund

GVIT Small Cap Value Fund

J.P. Morgan GVIT Balanced Fund

Van Kampen GVIT Multi Sector Bond Fund

GVIT Bond Index Fund

GVIT Enhanced Income Fund

GVIT International Index Fund

GVIT Small Cap Index Fund

3) The NorthPointe Small Cap Growth Fund and the NorthPointe Small Cap Value Fund

4) The Non-Acquisition Funds listed in Exhibit A are incorporated herein by reference.